Use these links to rapidly review the document

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS TWIN CITIES POWER HOLDINGS, LLC AND SUBSIDIARIES

As filed with the Securities and Exchange Commission on May 7, 2012

Reg. No. 333-179460

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Twin Cities Power Holdings, LLC
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	27-1658449 (I.R.S. Employer Identification Number)

16233 Kenyon Ave., Suite 210
Lakeville, Minnesota 55044
(952) 241-3103
Fax (952) 898-3571
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Timothy S. Krieger
Chief Executive Officer
16233 Kenyon Ave., Suite 210
Lakeville, Minnesota 55044
(952) 241-3103
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark S. Weitz, Esq.
Leonard Street and Deinard, PA
150 South 5th Street, Suite 2300
Minneapolis, Minnesota 55402
Telephone: (612) 335-1500
Fax: (612) 335-1657

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Renewable Unsecured Subordinated Notes	$50,000,000	(1)	$50,000,000	$5,730(2)

(1)
The Renewable Unsecured Subordinated Notes will be issued in denominations selected by the purchasers in any amount equal to or exceeding $1,000.

(2)
Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2012

$50,000,000

Twin Cities Power Holdings, LLC

Three and Six Month Renewable Unsecured Subordinated Notes

One, Two, Three, Four, Five and Ten Year Renewable Unsecured Subordinated Notes

        We are offering an aggregate principal amount of up to $50 million of our renewable unsecured subordinated notes. Notes with certain terms may not always be available. We intend to commence the offering promptly. The offering will be made on a continuous basis, and is expected to continue for a period in excess of 30 days. We will establish interest rates on the securities offered in this prospectus in prospectus supplements. Once you purchase a note, changes in interest rates will not affect the interest rate you receive up to maturity. The notes are unsecured obligations and your right to payment is subordinated in right of payment to all of our existing or future senior, secured, unsecured and subordinate indebtedness and other of our financial obligations. Upon maturity, the notes will be automatically renewed for the same term as your maturing note at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we or you elect not to have them renewed. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be different than the interest rate on your original note.

        After giving you 30 days advance notice, we may redeem all or a portion of the notes for their original principal amount plus accrued but unpaid interest. You or your representative also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes. If we do elect to repurchase your notes, we will charge you a penalty of up to three months of simple interest on notes with three month maturities and up to six months of interest on all other notes. Our obligation to repurchase notes prior to maturity for any reason in a single calendar quarter is limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See "Description of the Notes—Redemption or Repurchase Prior to Stated Maturity—Repurchase at Request of Holder."

        We will market and sell the notes directly to the public. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. We do not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. We have not requested a rating for the notes; however, third parties may independently rate them. After this registration statement becomes effective, we will file periodic reports, primarily annual and quarterly reports, with the Securities and Exchange Commission.

        The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Investing in the notes involves risks, which are described in "Risk Factors" beginning on page 10 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	100.00%	$50,000,000

Underwriting discounts and commissions(1)	none	none

Proceeds to TCPH, before expenses	100.00%	$50,000,000

(1)
The notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The notes will be sold at face value.

        See "Plan of Distribution" for a description of anticipated expenses to be incurred in connection with our offering and selling the notes. We are not required to sell any specific number or dollar amount of notes in order to accept subscriptions.

        We are currently offering these notes only to investors in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Minnesota, Mississippi, New Jersey, New York, Pennsylvania, South Dakota, Tennessee, Utah, and Wisconsin. No offer is made by this Prospectus to residents of any other state.

        We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. We will deliver written confirmations to purchasers of the notes. BOKF, NA dba Bank of Oklahoma will act as trustee for the notes.

The date of this Prospectus is                        , 2012

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes.

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See "Risk Factors" beginning on page 10 and "Forward-Looking Statements" on page 19.

i

Notices to Investors of Certain States and Suitability Standards

Notice to California Investors

        We have established suitability standards for California investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor's subscription agreement.

Notice to New Jersey Investors

        We have established suitability standards for New Jersey investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Additionally, a New Jersey investor's total investment in this offering and other similar offerings shall not exceed 10% of such investor's liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor's subscription agreement.

Notice to Pennsylvania Investors

        We will not accept subscriptions from Pennsylvania investors until we have raised a minimum of $5 million from sales to other investors.

Notice to Tennessee Investors

        We have established suitability standards for Tennessee investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $500,000. In addition, Tennessee investors may not invest more than 10% of their liquid net worth in us. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor's subscription agreement.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus and the other information that is incorporated by reference into this prospectus before making an investment decision.

        References in this prospectus to "the Company," "we," "our," "us" or similar terms refer to Twin Cities Power Holdings, LLC and its operating subsidiaries. References to "TCPH" or "Twin Cities Power Holdings, LLC" refer to Twin Cities Power Holdings, LLC without its operating subsidiaries.

 Our Company

        We are a holding company conducting our operations principally through our wholly-owned subsidiaries, Twin Cities Power, L.L.C. ("TCP"), Cygnus Partners, L.L.C. ("CP") and Twin Cities Energy, L.L.C. ("TCE"). Each of our subsidiaries is a Minnesota limited liability company.

Ownership and Organizational Structure

        TCP had its roots in a dairy products trading company, Fairway Dairy & Ingredients, LLC ("Fairway"). As a division of Fairway, doing business originally as Twin Cities Power Generation, and then as Twin Cities Power, it was granted market-based rate authorization—the authority to buy and sell electricity—by the Federal Energy Regulatory Commission ("FERC") in January 2004. As of January 1, 2007, TCP was spun out of Fairway and commenced its existence as an independent company. TCP conducts operations directly and through its wholly-owned subsidiary, Summit Energy, L.L.C., a Minnesota limited liability company ("SUM") formed on December 4, 2009. An SUM employee currently has a profits interest in SUM. TCP trades both domestically and in Canada.

        CP was formed on March 14, 2008. CP conducts business through its wholly-owned operating subsidiary Cygnus Energy Futures, L.L.C. ("CEF"), a Minnesota limited liability company formed on July 24, 2007. Two CEF employees each currently have a profits interest in CEF.

        TCE, formerly known as Alberta Power, LLC, was formed on March 27, 2008. Our Canadian operations are conducted through TCE's wholly-owned subsidiary, Twin Cities Power—Canada, Ltd. ("CAN"), which was formed on January 29, 2008 as a Canadian unlimited liability corporation and converted to a regular Alberta corporation in February 2012. Following a significant downsizing of CAN's office in Calgary, Alberta Canada in February 2011, CAN currently has only two employees and limited operations.

        Twin Cities Power Holdings, LLC ("TCPH") was formed as a Minnesota limited liability company on December 30, 2009. TCPH now serves as a holding company for TCP, CP, and TCE, each of which previously had common ownership. Effective December 31, 2011, the members of TCP, CP, and TCE each contributed all of their ownership interests in TCP, CP, and TCE to TCPH in exchange for ownership interests in TCPH (the "Reorganization"). The result of this Reorganization is our current holding company structure, with TCPH now being the sole member of each of TCP, CP, and TCE.

        We have other inactive and non-operating subsidiaries, which are identified in our audited financial statements but are not described in this prospectus because they are immaterial to our operations. It is possible that these subsidiaries could have trading operations in the future, although there are currently no plans in place to start such operations.

Overview

        We are an energy trading firm, trading primarily in electricity. We trade financial and physical electricity contracts in seven North American wholesale markets operated by Regional Transmission Organizations ("RTOs") and Independent System Operators ("ISOs") (while, technically, ISOs are also RTOs, industry usage generally identifies them separately as ISOs) and in three exchanges: the Intercontinental Exchange® ("ICE"), the Natural Gas Exchange Inc. ("NGX"), and the CME Group ("CME").

        In general, our activities in the markets administered by the various ISOs and RTOs are characterized by the acquisition of electricity at a given location and its sale at another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Management estimates that approximately 90% of our revenue has historically been derived from financial transactions. Currently, we trade exclusively in financial transactions.

        The financial contracts we trade in the ICE, NGX and CME markets are electricity, natural gas, and oil derivatives. We often hold an open interest in these contracts overnight or longer. These financial transactions are chiefly regulated by the Commodity Futures Trading Commission ("CFTC").

        The ISO- and RTO-traded financial contracts are also known as "virtual trades." ISO and RTO markets are regulated by FERC, an independent agency within the United States Department of Energy. We have open virtual trades outstanding overnight and they settle the next day.

        We also trade physical electricity contracts in certain North American ISO and RTO markets. These physical contracts are trades in which we buy electricity from one ISO or RTO market and sell the electricity to another.

Business Strategies

        We believe that the physical infrastructure of the North American electrical grid provides arbitrage trading opportunities, and we expect these opportunities will remain in place for the long term. We created a proprietary software system, DataLiveTM, that allows us to summarize thousands of data points into decision support tools. We believe this system assists our energy traders in achieving more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk.

        Our business model incorporates the following key elements:

  •
  Minimize market risk by trading principally instruments with terms of one week or less;

  •
  Minimize credit risk by trading primarily in regulated markets with a centralized counterparty, which may also be described as cleared markets;

  •
  Maximize return on capital deployed through position and value at risk ("VaR") limits; and

  •
  Employ primarily experienced traders.

Competitive Strengths

        In our industry, the ability to employ and retain experienced, successful energy traders is paramount to having a successful and profitable business operation. We believe our compensation structure and flexible policy regarding working from regional locations near the traders' preferred residences enable us to attract and retain highly qualified traders. In addition, we believe our DataLiveTM proprietary software system enhances our traders' success.

        Unlike many of our competitors, TCP has market based rate authority under FERC rules and regulations. Market based rate authority gives TCP the right to sell wholesale energy in the United States.

Summary Consolidated Financial Data

	Years ended December 31,
Dollars in thousands	2011	2010
Statements of Operations Data
Net revenue	$42,713	$44,305
Total operating expenses	27,979	29,870

Operating income (loss)	14,734	14,435
Net other income (expense)	(3,054)	(8,141)

Income (loss) before income taxes	11,680	6,294
Provision for taxes	458	748

Net income (loss)	11,222	5,546
Foreign currency translation adjustment	91	(127)

Comprehensive income (loss)	$11,313	$5,419

Ratio of earnings to fixed charges(1)	4.66	1.86
Balance Sheet Data
Cash and trading deposits	$16,805	$40,042
Total assets	18,839	55,057
Total debt	10,288	33,295
Total liabilities	15,777	54,192
Total members' equity	3,063	864

(1)
Fixed charges include interest expense plus one-third of operating lease rental expense, as reported in the footnotes to our financial statements. We have included one-third of the operating lease rental expense because that is the portion the Company estimates to be the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation.

Risks Related to the Offering and the Notes

        Investing in our notes involves a high degree of risk. While you should carefully review and consider all of the risk factors set forth below under "Risk Factors" before deciding whether to invest in the notes, we view the following as some of the most significant risks of the offering and the notes:

  •
  The notes are unsecured and rank junior to all of our existing and future debt. The notes will be subordinated to the prior payment in full of all of our other debt obligations.

  •
  The indenture governing the notes contains minimal restrictions on our activities and no financial covenants. In particular, we are not restricted from incurring additional indebtedness, all of which will have priority in payment over the notes, and we are not required to maintain a positive net worth.

  •
  If we incur additional indebtedness or if our business does not provide enough cash to cover all of our liabilities, we may be unable to pay the interest or principal payments on the notes as they become due.

Certain Related Party Transactions

        We have entered into transactions with certain of our officers, governors and members, and their respective affiliates. Details regarding these transactions are set forth below under "Certain Relationships and Related Party Transactions."

        In particular, between 2006 and 2010, TCP borrowed a total of $30.8 million from a former member of TCP and that member's affiliates (the "HTS Parties"). These loans have been repaid and we currently have a single promissory note outstanding to the HTS Parties, which is dated October 1, 2011 and has an original principal balance of $5,829,017 (the "HTS Note"). We are required to make quarterly payments of principal plus interest at 15% per annum beginning January 1, 2012 and ending on maturity on October 1, 2013. Timothy Krieger, our CEO, and Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units, have each signed personal guarantees for this debt. We intend to use the initial proceeds from this offering to repay the HTS Note.

        Mr. Krieger has provided personal guarantees for all of our outstanding debt (aggregating $10.3 million as of December 31, 2011), except for a $200,000 promissory note, dated April 8, 2011, and a line of credit with ABN AMRO. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt Financing." All such debt is senior in right of payment to the notes being offered. No one will guarantee the repayment of the notes.

Entrance into Retail Electricity Business

        Management has identified a potential opportunity to diversify our operations by entering into the retail electricity market. There are several "unregulated" markets throughout the United States that allow private entities to sell electricity directly to end-users, particularly in the eastern United States. We believe this provides us with an opportunity to leverage our knowledge of wholesale energy markets to enter into a new space within the energy business.

        We intend to take the initial steps necessary to launch this venture in the first half of 2012. This business will require capital investment and time to be expended by our executives and employees, and may result in one or more acquisitions of companies already involved in the retail electricity market. In that regard, we have engaged Altus Financial Group LLC, an advisory firm, to assist us in locating potential acquisition opportunities. See "Certain Relationships and Related Party Transactions—Acquisition Advisory Agreement." TCP entered into an Asset Purchase Agreement on February 20, 2012 to purchase substantially all of the assets of a retail electricity business in Connecticut for approximately $160,000. We expect to close on this initial acquisition of retail electricity assets by the end of the second quarter of 2012. We may need to hire additional personnel in order to grow the retail electricity business. We have no prior experience in the retail electricity market and can give no assurance that this new initiative will be successful.

Principal Executive Office

        We are headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone (952) 241-3103. In addition to our headquarters, we operate from five other locations. See "Business—Facilities."

The Offering

Issuer	Twin Cities Power Holdings, LLC
Trustee	BOKF, NA dba Bank of Oklahoma
Paying Agent	BOKF, NA dba Bank of Oklahoma
Securities Offered

Renewable unsecured subordinated notes. The notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us without any collateral security.

Method of Purchase

Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes and your investing experience. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted.

Denomination	You may choose the denomination of the notes you purchase in any principal amount of $1,000 or more.
Offering Price	100% of the principal amount per note.
Rescission Right

You may rescind your investment within five business days of the postmark date of your purchase confirmation without penalty. In addition, if we accept your subscription agreement at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See "Description of the Notes—Rescission Right" for additional information.

Maturity	You may generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.
Interest Rate

The interest rates of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger note portfolios, as set forth in the then current interest rate supplement.

Interest Payment Dates

You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to our approval, you may change the interest payment schedule or interest payment date once during each term of your notes.

Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes only upon maturity.
Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription documents.
Renewal or Redemption at Maturity

Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes. You may also notify us before, or within 15 days after, the maturity date that you want your notes repaid. The 15-day post maturity period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective.

If notes with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us on or before the maturity date or (b) if no such rate is specified, the rate of your existing notes. The interest rate being offered upon renewal may, however, differ from the interest rate applicable to your notes during the prior term. See "Description of the Notes—Renewal or Redemption on Maturity."

Optional Redemption or Repurchase	After giving you 30 days' prior notice, we may redeem some or all of your notes at a price equal to their original principal amount plus accrued but unpaid interest.

You or your representative may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes, and will, if we elect to repurchase your notes, charge you a penalty of up to three months of interest for notes with a three-month maturity and up to six months of interest for all other notes. The total principal amount of notes that we will be required to repurchase prior to maturity, for any reason in any calendar quarter, will be limited to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous quarter. See "Description of Notes—Redemption or Repurchase Prior To Stated Maturity—Repurchase At Request of Holder."

Consolidation, Merger or Sale

Upon any consolidation, merger in which TCPH is not the surviving entity, or sale of TCPH, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture for the notes. For a description of these provisions see "Description of the Notes—Consolidation, Merger or Sale."

Ranking; No Security	The notes:
• are unsecured; and
• rank junior to all of our existing and future debt.
As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to the notes.
Limited Restrictive Covenants

The indenture governing the notes contains very limited restrictive covenants. One of these covenants prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture contains the following additional restriction on distributions: "The Company's Board of Governors shall not declare or pay any distributions to its Members if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations. The foregoing restriction shall not apply to distributions in respect of taxes payable by the Members based on net income or gains of the Company that have been allocated to the Members." We are not restricted from entering into financing transactions or incurring additional indebtedness.

The covenants set forth in the indenture are more fully described under "Description of the Notes—Restrictive Covenants." These covenants have significant exceptions. We do not plan to issue any debt that is subordinate to the notes.

Use of Proceeds

If all the notes are sold, we would expect to receive up to approximately $49.35 million of net proceeds from this offering after paying the estimated offering expenses. The exact amount of net proceeds also may vary considerably depending on how long the notes are offered and other factors. We intend to use the net proceeds to repay amounts owed under a promissory note payable to the HTS Parties, fund trading activities and facilitate growth in trading markets, pay expenses related to our possible expansion in the retail electricity market, and for the repayment of additional debt. See "Use of Proceeds" and "Business—Retail Electricity."

Absence of Public Market and Restrictions on Transfers	There is no existing market for the notes.

We do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including without limitation the OTC Bulletin Board or any over-the-counter market.

You will be able to transfer or pledge the notes only with our prior written consent. See "Description of the Notes—Transfers."
Book Entry

The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See "Description of the Notes—Book Entry Registration and Transfers."

RISK FACTORS

        Investing in our notes involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in the notes. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that case, we may be unable to pay the interest or repay the principal amounts owed to you under the notes and you might lose all or part of your investment in the notes. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

 Risk Factors Related to an Investment in the Notes

         The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

        The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings. While we require that you fill out a subscription agreement that asks certain questions regarding suitability, we disclaim any responsibility for determining that the notes are a suitable investment for you.

         Because the notes rank junior to all of our existing and future debt and all other financial obligations, your notes will lack priority in payment.

        Your right to receive payments on the notes is junior to all of our existing indebtedness and future borrowings. Your notes will be subordinated to the prior payment in full of all of our other debt obligations. As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.

         Because there will be no trading market for the notes and because transfers of the notes require our consent, it may be difficult to sell your notes.

        Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. In any event, the total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See "Description of the Notes."

         Because the notes will have no sinking fund, collateral security, insurance or guarantee, you could lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.

        There is no sinking fund, collateral security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. Our cash flow from operations could be impaired under the circumstances described under "—Risks Related to Our Business." If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the notes, then you may lose all or part of your investment.

         The notes will automatically renew unless you request repayment.

        Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us before, or within 15 days after the maturity date that you want your notes repaid. This 15-day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note.

         Because we have substantial indebtedness that is senior to the notes, our ability to pay the notes may be impaired.

        We presently have a substantial amount of indebtedness. At December 31, 2011, we had approximately $10.3 million of debt outstanding, comprised of:

Note payable to HTS Parties	$5,343,265
Secured note payable, related party	2,000,000
Notes payable	2,945,000

Total	$10,288,265

        Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limiting our ability to borrow additional funds.

        There is no assurance that we will be able to generate sufficient free cash flow to service this debt and our obligations under the notes. If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.

         If we incur substantially more indebtedness that is senior to your notes, our ability to pay the notes may be further impaired.

        The indenture for the notes does not prohibit us from incurring additional indebtedness. We may incur substantial additional indebtedness in the future. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could be increased.

         Our management has broad discretion over the use of proceeds from the offering.

        We intend to use the net proceeds to repay amounts owed under a promissory note payable to the HTS Parties, fund trading activities and facilitate growth in trading markets, pay expenses related to our possible expansion in the retail electricity market, repay additional debt, and for other general corporate purposes. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. See "Use of Proceeds."

         Because we are subject to certain restrictions in a promissory note with a former member, our ability to pay the notes may be impaired.

        We have issued a promissory note, dated October 1, 2011 in the principal amount of $5,829,017 payable to the HTS Parties (see "Business—Legal Proceedings"). If we are late in making a required quarterly payment on the HTS Note, on the first occasion we will have only two days to cure such a payment default, and on the second occasion, we will have no cure period. If we fail to make a payment on any due date, or within the limited cure period just described, or if we breach other provisions of the HTS Note, the HTS Parties have the right to declare the unpaid principal balance of the HTS Note, and all accrued interest thereon, to be immediately due and payable. Payment on the notes issued under this registration statement is expressly subordinated to payment of the HTS Note. If payment on the HTS Note is accelerated, our cash flow may not be sufficient to cover such payment and our other obligations, and we may need to seek additional financing. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. In such an event, we may not be able to make interest or principal payments to you under the notes.

         We can provide no assurance that any notes will be sold or that we will raise sufficient proceeds to carry out our business plans.

        We are conducting this offering of notes ourselves without any underwriter or placement agent. We have no experience in conducting a notes offering or any other securities offering. Although we intend to sell up to $50 million in aggregate principal amount of the notes, there is no minimum amount of proceeds that must be received from the sale of the notes in order to accept proceeds from notes actually sold. Accordingly, we can provide no assurance about the total principal amount of notes that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans. Specifically, we may not be able to pay or prepay the HTS Note or fund expanded trading activities. We may also have to delay or forego our possible expansion in the retail electricity market if sufficient funds are not raised. Accordingly, our inability to raise such proceeds could have an adverse impact on our business activities, results of operations and financial condition, and may limit our ability to repay amounts owed under the notes.

         We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes to meet our liquidity needs.

        Our operations alone may not produce a sufficient return on investment to pay the stated interest rates on the notes and fund our capital needs. We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes in order to meet our liquidity needs. We intend to use the net proceeds to pay or prepay certain outstanding debt, including the HTS Note payable to the HTS Parties, fund our trading activities and facilitate growth in existing and new markets, pay expenses related to our possible expansion in the retail electricity market, repay additional debt, which may include the notes, and for other general corporate purposes, which may include the payment of general and administrative expenses. We may not be able to attract new investors or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your notes or redeem your notes.

         Because there are limited restrictions on our activities under the indenture, you will have only limited protections under the indenture.

        The indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to timely pay principal and interest on the notes. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See "Description of the Notes—Events of Default."

         Because there are no financial covenants in the indenture, we will not be required to maintain a positive net worth.

        The indenture for the notes offered hereby does not contain any financial covenants relating to our net worth. Accordingly, we will not be required to maintain a positive net worth.

         Because we may redeem the notes at any time prior to their maturity, you may be subject to reinvestment risk.

        We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See "Description of the Notes—Redemption or Repurchase Prior To Stated Maturity."

         Under certain circumstances, you may be required to pay taxes on accrued interest on the notes prior to receiving a sufficient amount of cash interest payments to cover such tax liability.

        If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. You should consult your tax advisor to determine your tax obligations.

         Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us.

        TCPH is a holding company and our obligations are structurally subordinated to existing and future liabilities of our subsidiaries. Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries, TCP, CP, and TCE, and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by distributions, loans or otherwise. Any decision by a subsidiary to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, will depend on, among other things, the subsidiary's results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary's ability to pay distributions may be limited by covenants in its future debt agreements or applicable law.

        Because TCPH is a holding company, our obligations to our creditors are structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by us. Our subsidiaries may incur additional indebtedness and other liabilities.

        If our subsidiaries are unable to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, we may not be able to make interest or principal payments to you under the notes.

Risks Related to Our Business

         We are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our businesses and/or results of operations.

        Our businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the regulation of the energy industry, including competition in the generation and sale of electricity. We are required to comply with the rules and regulations of FERC, including the Federal Power Act, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy futures and options contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member, and the laws of the states and provinces in which we conduct business. We will need to continually adapt to changes in these laws and regulations.

        Our businesses are subject to changes in state and federal laws and changing governmental policy and regulatory actions, and also the rules, guidelines and protocols of the wholesale energy markets in which we participate. Changes in, revisions to, or reinterpretations of existing laws and regulations, for example, with respect to prices at which TCP may sell electricity, may have an adverse effect on our businesses.

         Our revenues and profitability could be adversely affected if a counterparty defaults in whole or in part on its obligations to us related to our cash deposits in brokerage and collateral accounts.

        We maintain cash balances in brokerage accounts that facilitate our trading activities. In addition, we have cash deposits in collateral accounts at various ISOs, RTOs and the ICE. All of these accounts are uninsured. When we place cash deposits in these accounts with a counterparty, we incur credit risk, which is the risk of loss if the counterparty fails to perform according to the terms of our contracts, including safekeeping these funds and releasing the funds to us at an agreed upon time. Our revenues and profitability could be adversely affected if a counterparty were to default in whole or in part on its obligations to us. See "Business—Credit Risk Management."

         TCE is currently subject to an investigation by FERC that could result in liability.

        On October 12, 2011, FERC initiated a formal non-public investigation into TCE's power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011. Depending on the investigation's outcome, we may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. Since this investigation is in its nascent stages, we are unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. There is no assurance that FERC will not expand its investigation into other TCPH subsidiaries. FERC has the authority to assess fines and penalties of up to $1.0 million per day per violation and, if FERC determined that TCE had committed serious offenses and if FERC determined to assess substantial fines and penalties, the size of such fines and penalties could have a material adverse effect on us, which could impact our ability to repay notes. See "Business—Legal Proceedings."

         We are largely dependent on the success of our energy traders to generate our revenues and one or more of our successful traders may leave our business. Our revenues are concentrated in our most successful traders.

        We are largely dependent on the success of our energy traders to generate our revenues. While we have employment agreements with our traders, we do not have any noncompetition agreements in place with these individuals. Accordingly, a trader may leave us and join a competitor at any time or engage in competitive activities. The loss of one or more of our most successful traders would have material and adverse affect on our results of operations, financial condition, and cash flows. If we are unable to hire replacement energy traders with comparable abilities to replace the traders who leave and our results of operations, financial condition, and cash flows suffer significantly as a result, the risks to noteholders described in this prospectus could intensify, including the risk that we may not be able to pay you interest and principal on the notes when such payments become due.

        Our future success will depend on our ability to continue to attract and retain highly qualified energy traders. We compete for such energy traders with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining current energy traders or in hiring or retaining qualified traders in the future. Our failure to attract new or retain existing energy traders could have a material adverse effect on our businesses. Further, 75% of our revenue in 2010 was generated by our top 5 most successful traders, and in 2011 our top 5 traders generated 69% of our revenue. The loss of any of these traders would have an immediate and potentially material adverse effect on our results of operations.

         We have been involved in protracted litigation with the HTS Parties and we have ongoing obligations related to the settlement of these disputes.

        We have been involved in protracted litigation with the HTS Parties arising from a dispute over, among other things, repayment of certain loans made by the HTS Parties to our subsidiaries. While we have settled our disputes through binding arbitration, we have ongoing obligations to the HTS Parties under the HTS Note. Failure to fulfill our obligations under the HTS Note could materially and adversely affect our business operations. See above "Risk Factors—Because we are subject to certain restrictions in a promissory note with a former member, our ability to pay the notes may be impaired."

         If we lose key personnel, our results of operations may be impaired.

        We are dependent on the services of our senior management because of their experience and knowledge of the industry and our business. The loss of one or more of these key employees could seriously harm our business. It may be difficult to find a replacement with the same or similar level of experience or expertise. Competition for these types of personnel is high, and we may not be able to attract and retain qualified personnel on acceptable terms. Failure to recruit and retain such personnel could adversely affect our business, financial condition, results of operations and planned growth.

        Our future operating results depend in significant part upon the continued service of our key energy traders, none of whom is bound by a noncompetition agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, and support personnel for our operations. We cannot assure you that we will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to adequately perform in his or her current position, or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

         Our management has limited experience managing a public company.

        Our management team has operated our business as a privately owned limited liability company. With the exception of our chief financial officer, our management team has no prior experience managing a public company. We continue to develop control systems and procedures adequate to support a public company and this transition could place a significant strain on our management systems, infrastructure, overhead and other resources.

         If we are unable to successfully compete with our competitors for the best energy traders, our results of operations may be impaired.

        Given the nature of our business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. Our competitors may have greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures and greater ability than us to withstand losses. Our competitors may also be able to respond more quickly to new laws or regulations or emerging technologies than we can. Our energy traders may leave us at any time to join a competitor or compete directly on their own, which would have an adverse effect on our results of operations and cash flow.

        We may not be able to compete successfully against current and future competitors for the most qualified energy traders, and any failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flow.

         We need substantial liquidity to operate our business.

        We need substantial liquidity to operate our business. Our access to credit through commercial lenders is limited due to the nature of our business operations and our assets. We have historically funded our operations through borrowings under debt agreements with related and unrelated parties, and internally generated cash flows. Our results of operations, financial condition and cash flows have been and may continue to be adversely affected by the high interest rates we must pay in order to obtain private loans from related and unrelated parties. We may not be able to obtain sufficient funding for our future operations from such sources and we will be relying on sales of the notes to provide us with necessary liquidity.

         We may be unable to protect our intellectual property and proprietary technology effectively, including DataLiveTM, which may allow competitors to duplicate our technology and may adversely affect our ability to compete with them to obtain and retain the most qualified energy traders.

        In order to attract and retain the most qualified energy traders, we need to offer them access to technology resources that enable them to trade as successfully as possible. In particular, we have developed a proprietary technology known as DataLiveTM. To the extent that we are not able to protect our intellectual property effectively through patents, copyrights, contractual commitments with developers and employees, or other means, employees with knowledge of our intellectual property may leave and seek to exploit our intellectual property for their own or other's advantage.

         Our auditors have identified a material weakness in our internal controls and if we fail to institute and maintain effective internal control over financial reporting, we might not be able to report our financial results accurately or prevent fraud.

        To date, we have not established an effective system of internal controls and our auditors have identified a material weakness, principally due to a lack of qualified personnel. As a result, material audit adjustments were proposed and recorded in the Company's consolidated financial statements for the years ended December 31, 2010 and 2009. See "Management's Discussion and Analysis of Financial Condition, and Results of Operations—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure." It we do not take the steps needed to improve our internal controls, our ability to issue accurate financial statements and to prevent fraud would be adversely impacted. The process of instituting and maintaining appropriate internal controls will be costly and time consuming and may require significant attention from management. Failure to implement required, or new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations.

Risks Related to Our Industry

         Our results of operations may be impaired by incorrect market price forecasts due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity or other market factors, which impact the final published settlement price.

        Our contracts are purchased at the prices determined by the market. Our traders buy in anticipation of being able to sell at a higher price. That sales price may be unexpectedly impacted by a number of factors beyond our control, resulting in a sale price lower than the purchase price we paid. Our contracts settle to quoted market prices published by the ISOs, RTOs or exchanges on which we trade. Internally prepared and externally obtained price forecasts that we rely on to execute trades may be incorrect due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity or other market factors, which impact the final published settlement price. Incorrect price forecasts could result in trading losses, which could materially and adversely affect our results of operations, financial condition, and cash flows.

         Our results of operations may be impaired as the result of regulatory risks, including changes in the rules or regulations that impair our ability to operate in the markets or to realize revenue.

        We are subject to the jurisdiction of FERC, including the Federal Power Act, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy derivative and option contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member (collectively "Regulators"), and the laws of the states and provinces in which we conduct business. At any time these rules and regulations could change in a manner that impairs our ability to operate in the markets, and subsequently impairs our results of operations, financial condition, and cash flows. At any time these Regulators may also affect a market resettlement, which could retroactively change the quoted market prices or fees assessed, which could have a substantial impact on our results of operations, financial condition, and cash flows.

         Our results of operations may be impaired as a result of a rogue trader.

        A determined individual could operate as a 'rogue trader,' acting outside our delegations, controls or code of conduct in pursuit of personal objectives that could be to the detriment of us, our members, and our creditors. In so doing, one of our traders could attempt to hide or create false transactions or income/losses for personal gain. Such activities could result in results of operations, financial condition, and cash flows, lawsuits against us, and regulatory intervention, the impact of which could materially, and adversely, affect our results of operations, financial condition, and cash flows.

         Shortcomings or failures in our systems, risk management methodology, internal control processes or people could lead to disruption of our business, financial loss, or regulatory intervention.

        We rely on our internal control systems and risk management methodologies to protect our operations from, among other things, improper activities by individuals within our organization. Shortcomings or failures in our systems, risk management methodology, internal control processes or people could lead to disruption of our business, financial loss, or regulatory intervention.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words making reference to future periods. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the "Risk Factors" section of this prospectus.

        If any of the events described in "Risk Factors" occur, they could have a material adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus, in mind. You should not place undue reliance on any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our notes and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

 USE OF PROCEEDS

        We expect to incur approximately $650,730 in initial expenses to offer the notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the notes we sell, less our offering expenses. If all of the notes are sold, we would expect to receive approximately $49.35 million of net proceeds from this offering after payment of estimated offering expenses. Because renewals of the notes will be treated as additional sales of notes, which reduce the aggregate amount of registered securities available for sale, and we will receive no additional proceeds from such renewals, we have based our use of proceeds on the estimated maximum proceeds we will receive from the initial sale of renewable notes, or approximately $20 million.

        The exact amount of net proceeds may vary considerably depending on how long the notes are offered and other factors. Also, we will not receive the net proceeds in a single closing, and will use the proceeds as we sell notes.

        We intend to use the first $5.3 million of the net proceeds from this offering to repay the outstanding balance on the HTS Note. This promissory note, dated October 1, 2011, as amended, represents the total amount due to the HTS Parties resulting from an arbitration award. The Company is required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2013. As of December 31, 2011, the outstanding balance on the HTS Note was approximately $5.3 million.

        Following repayment of that debt, we would expect to apply the net proceeds to certain other corporate purposes. These other corporate purposes, listed in order of priority with the expected level of expenditure, include:

  •
  approximately $2 million to fund trading activities and increase our capital account balances in the markets in which we currently trade;

  •
  approximately $3 million to pay expenses related to our expansion in the retail electricity market, including business acquisitions, with $1 million of this spending taking priority over those other purposes listed below and $2 million being less of a priority to those other purposes;

  •
  approximately $3 million to pay off additional debt or other obligations, including specifically the promissory note, dated July 16, 2009, outstanding to our employee, Patrick Sunseri in the principal amount of $2 million, which currently bears interest at 15% and is due on demand, and such debt may also include the notes;

  •
  approximately $3 million to expand our trading into other markets beyond those in which we currently trade; and

  •
  approximately $3.7 million for other general corporate purposes, which may include the payment of general and administrative expenses.

        The following table summarizes the above information regarding our intended use of the net proceeds, and sets forth our expected allocation of the net proceeds if we raise less than the maximum amount:

Net Offering Proceeds and Percentage of Proceeds Per Use
Use of Proceeds	$ 20,000,000	$ 15,000,000	$ 10,000,000	$ 5,000,000
Repay HTS Note	$ 5,300,000 27%	$ 5,300,000 35%	$ 5,300,000 53%	$ 5,000,000 100%
Increase Trading in Existing Markets	$ 2,000,000 10%	$ 2,000,000 13%	$ 2,000,000 20%	$ — 0%
Expansion of Retail Electricity Business	$ 3,000,000 15%	$ 3,000,000 20%	$ 2,700,000 27%	$ — 0%
Repay Other Debt/Obligations	$ 3,000,000 15%	$ 3,000,000 20%	$ — 0%	$ — 0%
Expand Trading to New Markets	$ 3,000,000 15%	$ 1,700,000 11%	$ — 0%	$ — 0%
Other General Corporate Purposes	$ 3,700,000 19%	$ — 0%	$ — 0%	$ — 0%

        The actual amount of proceeds we apply towards these various corporate purposes will depend, among other things, on how long the notes are offered, the amount of net proceeds that we receive from the sale of notes being offered, the existence and timing of certain opportunities, for example, to acquire retail electricity business assets or to expand our trading into other markets through the hiring of new traders, and the availability of other sources of cash. If we sell substantially less than the maximum amount of the offering, we will use all of the proceeds first to pay off the HTS Note, as described above, and then any remaining proceeds will be used for the other corporate purposes in the priority and approximate amounts set forth above.

 DISTRIBUTION POLICY

        Our subsidiaries have paid distributions on their membership units in the past. Any future determination to pay distributions will be at the discretion of our Board of Governors and will depend on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities and other factors that our Board of Governors deems relevant. The indenture governing the notes prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture also prohibits our Board of Governors from declaring or paying any distributions other than tax distributions if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations.

        Separate from any such discretionary operating distributions, our Member Control Agreement requires our Board of Governors to make quarterly distributions of cash to our members based upon their respective ownership interests in the amount necessary to permit each member who is in the highest income tax bracket to pay all state and federal taxes on our net income allocated to such member. We are taxed as a partnership for income tax purposes, which means that all of our income (or loss) for each fiscal year is allocated among our members, who are then personally responsible for the tax liability associated with such income. We do not pay income taxes as a partnership but we do make tax distributions to our members, as described above, to cover their income tax liability attributable to our income.

        The following table sets forth historical information regarding equity distributions received by our members for the periods indicated:

	Years ended December 31,
	2011	2010
Timothy S. Krieger	$2,824,129	$—
Michael J. Tufte	1,711,698	—
David B. Johnson(1)	170,000	—
Former members as a group(2)	2,556,320	544,277

Total	$7,262,147	$544,277

(1)
Consists of distributions paid to DBJ 2001 Holdings, LLC, an entity owned and controlled by Mr. Johnson.

(2)
Excludes distributions paid to Mr. Tufte, which are separately reflected in this table, even though as of January 1, 2012 he was no longer a member. Mr. Tufte's distributions are shown separately due to the fact that Mr. Tufte, as President of TCE, was a "named executive officer" in 2010 and, consequently, compensation information was provided for him in "Executive Compensation."

        On October 1, 2011, the HTS Capital, LLC capital account of $2,117,531 was closed out and transferred to the HTS Note. See "Business—Legal Proceedings—Litigation with the HTS Parties." On January 1, 2012, all of Mr. Tufte's membership interests were redeemed for $100,000. On February 14, 2012, Mr. Krieger and DBJ 2001 Holdings, LLC received distributions of $98,362 and $11,638, respectively. On March 20, 2012, our Board of Governors declared tax distributions payable on April 1, 2012 of $223,550 to Timothy Krieger and $26,450 to DBJ 2001 Holdings, LLC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the information under our audited annual consolidated financial statements and related notes and other financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        TCPH was formed as a Minnesota limited liability company on December 30, 2009. On December 31, 2011 as a result of the Reorganization, TCPH received all of the membership interests of TCP, CP, and TCE in exchange for issuing ownership interests in TCPH. Through these subsidiaries, we trade financial and physical electricity contracts in seven North American wholesale markets operated by ISOs and RTOs and in three exchanges: ICE, NGX, and CME.

        Our revenues are derived primarily from trading financial and physical electricity contracts. Revenues relating to trading activities are recorded based upon changes in the fair values of the related energy trading contracts, net of costs. Trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts and options, to generate trading revenues. The initial recognition of fair value and subsequent changes in fair value affect reported earnings in the period the change occurs. The fair values of those instruments that remain open at the balance sheet date represent unrealized gains or losses.

        In general, our activities in these markets are characterized by the acquisition of electricity at a given location and its delivery to another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Currently, we are trading exclusively in financial transactions and we do not expect to trade in physical transactions in the future. The table below presents a breakdown of our trading volume between physical and financial transactions for the years indicated:

	Years ended December 31,
	2011	2010
Percentage of total trading volume
Physical	6%	10%
Financial	94%	90%

Total	100%	100%

        We trade OTC swaps, options and futures contracts on the ICE, CME, and NGX. As of December 31, 2011, we had three open OTC swaps for electricity. As of December 31, 2010, we had one open electricity call, six open puts (one for oil, two for electricity, and three for natural gas), and 30 open OTC swaps for electricity. Our Canadian subsidiary generates most of these open contracts. Accordingly, the significant decrease in the number of open contracts for 2011 as compared to 2010 reflects the reduced trading activity of our Canadian operations that began in February 2011. See "Note 2—Summary of Significant Accounting Policies, Revenue Recognition and Commodity Derivative Instruments" to our audited financial statements for additional information regarding the fair values of these contracts.

        The following table shows our open contracts as of December 31, 2011 and 2010:

Open Contracts as of December 31, 2011
Contract Type	Commodity	Contract Hub	Start Date	End Date	Settlement Date	Lots (Contracts)	Fair Value Asset	Fair Value Liability
OTC Swap	Electricity	MISO Indiana	Daily	Daily	Daily	27	$30,712.00	$1,520.00
OTC Swap	Electricity	PJM West Hub	Daily	Daily	Daily	100	$11,608.00	$24,320.00
OTC Swap	Electricity	MISO Indiana Hub off peak	Daily	Daily	Daily	16	$1,440.00	$—

Open Contracts as of December 31, 2010
Contract Type	Commodity	Contract Hub	Start Date	End Date	Settlement Date	Lots (Contracts)	Fair Value Asset	Fair Value Liability
CALL	Electricity	PJM West Hub	2/1/2011	2/28/2011	2/26/2011	20	$89,280.00	$—
PUT	Oil	LT Crude	2/1/2011	2/28/2011	2/26/2011	100	$8,000.00	$—
PUT	Natural Gas	Henry Hub	4/1/2011	4/30/2011	4/28/2011	250	$68,650.00	$—
PUT	Electricity	PJM West Hub	2/1/2011	2/28/2011	2/26/2011	20	$12,320.00	$—
PUT	Natural Gas	Henry Hub	2/1/2011	2/28/2011	2/26/2011	50	$10,000.00	$—
PUT	Natural Gas	Henry Hub	3/1/2011	3/31/2011	3/29/2011	50	$59,600.00	$—
PUT	Electricity	SP15	4/1/2011	4/30/2011	4/28/2011	104	$32,448.00	$—
OTC Swap	Electricity	NYISO Zone A	Daily	Daily	Daily	20	$57,936.00	$169,408.00
OTC Swap	Electricity	NYISO Zone A	12/1/2010	12/31/2010	12/31/2010	69	$—	$453,376.00
OTC Swap	Electricity	NYISO Zone A off peak	Daily	Daily	Daily	16	$1,572.00	$1,388.00
OTC Swap	Electricity	MISO Cinergy	Daily	Daily	Daily	93	$294,623.00	$218,912.00
OTC Swap	Electricity	MISO Cinergy	1/1/2011	1/31/2011	1/31/2011	105	$—	$127,681.00
OTC Swap	Electricity	MISO Cinergy	2/1/2011	2/28/2011	2/28/2011	60	$—	$12,000.00
OTC Swap	Electricity	MISO Cinergy off peak	Daily	Daily	Daily	16	$—	$1,400.00
OTC Swap	Electricity	MISO Cinergy off peak	1/1/2011	1/31/2011	1/31/2011	1632	$—	$100,164.00
OTC Swap	Electricity	MISO Cinergy Mini	1/1/2011	1/31/2011	1/31/2011	5250	$24,360.00	$—
OTC Swap	Electricity	MISO Cinergy Mini	2/1/2011	2/28/2011	2/28/2011	3000	$40,000.00	$—
OTC Swap	Electricity	NEPOOL Mass Hub	Daily	Daily	Daily	34	$24,168.00	$—
OTC Swap	Electricity	NEPOOL Mass Hub	12/1/2010	12/31/2010	12/31/2010	129	$1,113,384.00	$970,784.00
OTC Swap	Electricity	PJM West Hub	Daily	Daily	Daily	204	$439,221.02	$190,152.00
OTC Swap	Electricity	PJM West Hub	12/1/2010	12/31/2010	12/31/2010	79	$990,472.00	$65,800.00
OTC Swap	Electricity	PJM West Hub	2/1/2011	2/28/2011	2/28/2011	20	$42,240.00	$—
OTC Swap	Electricity	PJM West Hub off peak	Daily	Daily	Daily	48	$7,936.00	$—
OTC Swap	Electricity	PJM West Hub off peak	12/1/2010	12/31/2010	12/31/2010	1880	$1,211,660.00	$—
OTC Swap	Electricity	SP15	Daily	Daily	Daily	56	$1,084.00	$6,830.00
OTC Swap	Electricity	SP15	1/1/2011	1/31/2011	1/31/2011	75	$5,000.00	$—
OTC Swap	Electricity	SP15	7/1/2011	7/31/2011	7/31/2011	25	$—	$33,000.00
OTC Swap	Electricity	MidC	12/1/2010	12/31/2010	12/31/2010	52	$4,260.00	$76,440.00
OTC Swap	Electricity	MidC	1/1/2011	1/31/2011	1/31/2011	75	$4,600.00	$—
OTC Swap	Electricity	MidC	7/1/2011	7/31/2011	7/31/2011	25	$24,500.00	$—
OTC Swap	Electricity	Alberta Extended Off Peak	1/1/2011	1/31/2011	1/31/2011	248	$—	$2,089.46
OTC Swap	Electricity	Alberta Extended Off Peak	2/1/2011	2/28/2011	2/28/2011	224	$—	$853.76
OTC Swap	Electricity	Alberta Extended Off Peak	9/1/2011	9/30/2011	9/30/2011	240	$577.73	$—
OTC Swap	Electricity	Alberta Extended Peak	1/1/2011	1/31/2011	1/31/2011	496	$—	$12,835.23
OTC Swap	Electricity	Alberta Extended Peak	2/1/2011	2/28/2011	2/28/2011	448	$—	$5,931.36
OTC Swap	Electricity	Alberta Extended Peak	9/1/2011	9/30/2011	9/30/2011	480	$2,984.94	$—
OTC Swap	Electricity	Ontario Off Peak	1/1/2011	1/31/2011	1/31/2011	408	$5,115.32	$—

        Regardless of the market or contract type, non-rated participants such as TCP, CEF and TCE are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. In general, our trading activity is limited by the amount of "collateral," defined as the sum of cash and deposits in trading accounts, placed with market operators. Our primary costs in generating revenue are compensation of our energy traders as well as the interest expense of obtaining the capital necessary to post collateral.

        Salaries and wages consist of compensation paid to administrative officers and employees as well as our energy traders. These amounts include performance bonuses paid to energy traders, discretionary bonuses paid to employees and related payroll taxes.

        Trading tools and subscriptions consist primarily of amounts paid for subscriptions that provide weather reports and forecasting, electrical load forecasting, congestion analysis and other factors relative to electricity production and consumption.

        Professional fees consist of legal expenses, audit fees, tax compliance reporting service fees and other professional fees paid for outside consulting services.

        Other general and administrative expenses consist of rent, depreciation, travel and all other direct office support expenses.

Key Metrics

        The Company's primary source of revenue consists of profits from trading. Trading profits result from the skills and abilities of the Company's traders, but are also affected by external forces, such as weather, unscheduled generation outages, and volatility in the demand for electricity, all of which are unpredictable.

        Generally, the greatest opportunities for profitable trades occur during periods of market turbulence, when the forecast for supply or demand is more likely to be inaccurate. This can be caused by weather volatility, production disruptions, inaccurate weather forecasts, and other factors. When demand for energy is relatively stable, price variations tend to be small or non-existent. During periods of market turbulence, prices tend to be volatile, which give the Company's traders the opportunity to take advantage of such volatility.

        In addition, the Company's traders are limited in their capacity to trade by the amount of the Company's trading account and deposit balances, which are the amounts the Company is required to deposit with the markets and exchanges on which we trade.

        Generally, the higher the trading balances, the greater the opportunity to make profitable trades, thus increasing the Company's revenue. Accordingly, the Company's goal is to increase its trading balances and thus increase its trading profits, revenue and, ultimately, net income. Nonetheless, anomalies can occur. Even with lower trading capital balances, the Company could experience an increase in revenue if the Company's traders experience exceptional levels of trading profits. Conversely, even with higher trading capital balances, the Company could experience a decrease in revenue if the Company's traders experience unexpected levels of trading losses. In addition, trading physical energy requires greater capital than financial trades. By reducing physical trading and increasing financial trading, the Company's traders have a greater opportunity to make profitable trades, as well as to experience higher levels of losses. Historically, the Company's revenues have increased as trading capital balances have increased.

 Results of Operations

Years Ended December 31, 2011 and 2010

        The following table sets forth selected financial data for the periods indicated, which has been derived from the audited consolidated financial statements included elsewhere in this prospectus:

	Years ended December 31,
Dollars in thousands	2011	2010
Net revenue	$42,713	$44,305
Operating expenses
Salaries, wages & related	21,344	22,991
Trading tools & subscriptions	1,317	2,110
Professional fees	2,898	2,138
Other general & administrative	2,421	2,631

Total operating expenses	27,979	29,870

Operating income (loss)	14,734	14,435
Other income (expense)
Interest expense	(3,028)	(7,172)
Interest income	60	33
Gain (loss) on foreign currency exchange	(87)	(142)
Impairment of investments	—	(610)
Impairment of related party note receivable	—	(250)

Net other income (expense)	(3,054)	(8,141)

Income (loss) before income taxes	11,680	6,294
Provision for taxes	458	748

Net income (loss)	$11,222	$5,546

        Net revenue:    For the year ended December 31, 2011, revenue decreased by $1,592,000 or 3.6% to $42,713,000 compared to $44,305,000 for 2010. Our average trading capital balances decreased by $8,322,000 or 22.6% to approximately $28,423,000 for 2011 from $36,746,000 in 2010; however, our revenue decreased only slightly due to the more efficient use of capital. The Company traded less physical electricity than financial and financial electricity trading requires significantly less capital than does physical. In addition, our traders' strategies netted more profitable trading results during the year.

        Salaries, wages, and related expenses:    For 2011, salaries and wages decreased by $1,647,000 or 7.2% to $21,344,000 compared to $22,991,000 for 2010. Salaries and wage changes are directly related to the Company's revenue performance, because our traders' compensation is directly related to trading revenue. As a percentage of revenue, total salaries and wages were 50.0% of revenue for 2011 compared to 51.9% of revenue for 2010. We also decreased our personnel from an average of 41 full time equivalents for 2010 to 33 for 2011.

        Trading tools and subscriptions:    For 2011, trading tools and subscriptions decreased by $793,000 or 37.6% to $1,317,000 compared to $2,110,000 for 2010. The average number of traders employed by the Company decreased to 21 for 2011 as compared to 25 for 2010, which decreased the need for trading tools and subscriptions.

        Professional fees:    For 2011, professional fees increased by $760,000 to $2,898,000 compared to $2,138,000 for 2010. The increase in professional fees was due in part to $1,152,000 of legal fees incurred in 2011 related to the dispute with the HTS Parties, compared to $948,000 for the same purpose in 2010. The Company also incurred $201,000 of legal fees in 2011 in connection with the holding company reorganization and the preparation of this offering. In addition, the Company spent $333,000 in legal fees in 2011 associated with defending the Company regarding disputes with former employees of our Canadian subsidiary.

        Other general and administrative:    For 2011, other general and administrative expenses decreased by $210,000 to $2,421,000 compared to $2,631,000 for 2010. In February 2011, we established a $500,000 reserve for estimated expenses associated with a FERC investigation that commenced on February 17, 2011. On November 23, 2011, FERC notified us that it had determined to take no further action with respect to this matter. We spent $53,000 in legal fees associated with this investigation and reversed the remaining $447,000 of the previously recorded reserve in the fourth quarter of 2011.

        Other income (expense):    Other expense decreased by $5,087,000 to $3,054,000 for 2011 compared to $8,141,000 for in 2010. As the principal component of other expense, interest expense decreased by $4,144,000 to $3,028,000 for 2011 from $7,172,000 for 2010. The interest expense decrease was attributed to a $23,007,000 reduction of outstanding notes payable from 2010 compared to 2011. The Canadian to U.S. dollar exchange rate increased from an average of $1.030 in 2010 to $0.989 in 2011. In addition, we incurred an impairment charge of $610,000 in 2010 for an estimated loss on an investment.

        Provision for taxes:    The tax provision is directly related to foreign income taxes associated with CAN. The decrease in taxes is attributed to a decrease in profits for CAN.

Liquidity and Capital Resources

        The following table is presented as a measure of our liquidity and financial condition:

	Years ended December 31,
	2011		2010
Dollars in thousands	Dollars	Percent of total assets	Dollars	Percent of total assets
Liquidity
Cash	$971	5.2%	$3,854	7.0%
Trading accounts and deposits	15,834	84.0%	36,188	65.7%
Accounts receivable—trade	614	3.3%	9,575	17.4%
Total liquid assets	17,419	92.5%	49,617	90.1%
Total assets	$18,839	100.0%	$55,057	100.0%

Capital Resources
Notes payable—demand or current	$6,402	34.0%	$33,295	60.5%
Notes payable—long term	3,886	20.6%	—	0.0%
Total debt	10,288	54.6%	33,295	60.5%
Total members' equity	3,063	16.3%	864	1.6%
Total liabilities and members' equity	$18,839	100.0%	$55,057	100.0%

 Cash Flows

        The table below summarizes our primary sources and uses of cash for the years ended December 31, 2011 and 2010. We have derived the summarized statements of cash flows from the audited consolidated financial statements included elsewhere in this prospectus.

	Years ended December 31,
Dollars in thousands	2011	2010
Net cash provided by (used in):
Operating activities	$33,421	$6,554
Investing activities	(213)	(398)
Financing activities	(36,098)	(3,799)
Net cash flow	$(2,890)	$2,357

        We require a significant amount of cash to maintain collateral with the trading markets in which we operate, which in turn allows us to trade in those markets and generate revenues. As such, our working capital is largely invested in trading accounts and deposits. Our capital expenditure requirements are nominal, being limited to computer and office equipment, software, and office furniture. Therefore, in any given reporting period, the amount of cash consumed or generated will primarily be due to changes in working capital.

        Historically, the Company's working capital requirements have been funded by notes payable and operating profits. By 2010, the Company's outstanding debt was $36,550,000, all but $3,750,000 of which was owed to two related parties, including $30,800,000 owed to the HTS Parties. During 2010, the Company generated $6,554,000 in cash from operating activities, primarily from $5,546,000 in net income. We also used $3,799,000 for financing activities that included a $3,255,000 reduction in notes payable and $544,000 in distributions to members. Of those amounts, we reduced the HTS Parties' debt by $2,250,000 and made a $543,377 distribution to the HTS Parties.

        The Company experienced positive cash flow from operations in 2011 of $33,421,000, due primarily to profitable trading activities which generated approximately $11,200,000 of net income and an increase in cash of $20,205,000 which resulted from a decrease in trading accounts and deposits. This reflected the reduced level of trading activity by the Company's Canadian subsidiary. In addition, there were decreases in accounts receivable and prepaid expenses, which contributed approximately $13,600,000 in cash. The positive cash flows were offset in part by approximately $11,700,000 in cash used for accounts payable, accrued compensation and accrued interest. However, the Company's principal use of cash was the payment of obligations owed to the HTS Parties. Ultimately, the Company repaid all of its $30,800,000 outstanding debt to the HTS Parties, with $2,250,000 repaid in 2010 and the remaining balance being paid with several payments during 2011, the last of which was made on July 1, 2011. Pursuant to an arbitration decision, the remaining amounts due to the HTS Parties for unpaid interest, legal fees and other expenses, were converted into a $5,829,017 note payable dated October 1, 2011.

        The Company's ability to grow is directly related to its ability to raise cash through profits and new borrowing. If we should incur significant losses from operations in a short period of time, we would be forced to cover those losses through reductions in our collateral accounts. Such actions would have a detrimental effect on the Company.

        The Company is dependent on existing cash, cash-flow positive operations, and obtaining additional financing, including the results of this offering, to make the quarterly principal and interest payments due under the HTS Note. If we fail to make the quarterly payments when due, the HTS Parties have the option to declare the unpaid principal balance of the HTS Note and all accrued interest thereon to be immediately due and payable. The Company has no significant capital expenditure commitments other than its various leases for office space. We believe we have sufficient cash on hand, coupled with anticipated cash generated from operating activities and the proceeds from this offering to meet our operating requirements for at least the next twelve months.

Debt Financing

        As of December 31, 2011 and 2010, we had total borrowings outstanding under various notes, summarized as follows:

	At December 31,
Dollars in thousands	2011	2010
Note dated October 1, 2011, due to HTS Parties, and personally guaranteed by Timothy Krieger and Michael Tufte, quarterly payments of principal of $485,751 plus interest at 15% per annum until maturity on October 1, 2013 with a balloon principal payment of $1,943,004.	$5,343	$—
Various notes payable, HTS Parties, repaid in 2011.	—	28,550
Note payable to John Hanson, dated April 8, 2011, accruing interest at 20%. The loan is payable on demand or on December 31, 2012.	200	—
Note payable due to Patrick C. Sunseri, an employee and related party, dated July 16, 2009, accruing interest at 15%. The loan is payable on demand with 30 days' notice, is secured by all cash, accounts receivable, and other assets of TCP and is personally guaranteed by Timothy Krieger and Michael Tufte	2,000	2,000
Loan agreement with John Hanson, dated April 1, 2008, accruing interest at 20%. The loan is payable on demand with 90 days' notice, is subject to certain covenants, and is personally guaranteed by Timothy Krieger and Michael Tufte. Converted to equity of TCP on January 1, 2012.	745	745
Loan agreement with John Hanson, dated September 1, 2006, accruing interest at 20%. The loan is payable on demand with 90 days' notice, is subject to certain covenants, and is personally guaranteed by Timothy Krieger and Michael Tufte. Converted to equity of TCP on January 1, 2012.	2,000	2,000

	$10,288	$33,295

2010 or on demand	$—	$—
2011 or on demand	—	33,295
2012 or on demand	6,402	—
2013	3,886	—

Total	$10,288	$33,295

        On March 28, 2012, effective January 31, 2012, TCP sold certain financial rights, but not governance rights, to 496 new membership units to John O. Hanson, a third party, for a purchase price of $2,745,000, paid by conversion of certain notes payable to him. From the effective date to the redemption date, TCP shall pay Mr. Hanson or his designee the sum of $45,000 per month. At any time prior to December 31, 2013, TCP may repurchase the units at any time for the sum of $2,745,000. If TCP does not repurchase the units prior to such date, Mr. Hanson may require Timothy S. Krieger,

TCP's Chief Executive Officer, to repurchase the units on such date. In addition, should TCP default on its obligations to Mr. Hanson, payment of all specified amounts has been personally guaranteed by Mr. Krieger.

        In February 2012, the Company executed a Futures Risk-Based Margin Finance Agreement (the "Margin Agreement") with ABN AMRO Clearing Chicago, LLC and ABN AMRO Clearing Bank, N.V., collectively "ABN AMRO". The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit (the "Margin Line") on which it pays a commitment fee of $35,000 per month. Loans under the Margin Agreement are secured by all balances in CEF's trading accounts with ABN AMRO, are payable on demand, and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including maintenance of minimum account net liquidating equity, as defined, of $3,000,000, a maximum loan ratio, as defined, of 12.5:1, and minimum consolidated tangible net worth of 4% of the amount of the Margin Line or $1,000,000.

        On February 20, 2012, the HTS Note was amended pursuant to the arbitrator's ruling to accommodate the Margin Agreement as follows:

  •
  CEF may not draw more than $7,000,000 until the Note is paid in full;

  •
  CEF must maintain not less than $3,000,000 in its ABN AMRO account;

  •
  the Company shall retain as capital all funds drawn under the Margin Agreement until the HTS Note is paid in full;

  •
  the Company shall not distribute to its members, directly or indirectly, any of the proceeds of the Margin Agreement;

  •
  the Company shall maintain a separate accounting with respect to the withdrawal and use of funds; and

  •
  the maturity date of the HTS Note was shortened by one year to October 1, 2013 and, consequently, the Company is required to make a balloon principal payment of $1,943,004 at maturity.

Critical Accounting Policies and Estimates

  Revenue Recognition and Commodity Derivative Instruments

        The Company's revenues are derived from trading financial and physical energy contracts. These contracts are marked to fair value each period in the consolidated balance sheets and revenues are recorded based on realized and unrealized gains and losses on such contracts, net of costs. These transactions are shown as operating activities in the consolidated statements of cash flow.

        The Company's trading activities use derivatives such as financial and physical swaps, forward sales contracts, futures contracts, and options to generate trading revenues. The Company's contracts with the exchanges on which it trades permit net settlement of contracts, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Substantially all the company's revenues are generated by these trading activities.

  Profits Interest Payments

        Certain of the Company's second-tier subsidiaries (SUM and CEF) have Class B members. Under the terms of the subsidiary's member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet. During the years ended December 31, 2011 and 2010, the Company recorded $8,402,446 and $5,881,140, respectively, in salaries and wages and related taxes, representing the allocation of profits to Class B members. The amount of accrued profits interests included in accrued compensation at December 31, 2011 and 2010 was $412,906 and $2,270,963, respectively.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Effective on December 2, 2010, we terminated the services of our principal independent public accountant, Cummings, Keegan & Co., PLLP ("CK & Co.") of Minneapolis, MN. CK & Co. had been the Company's independent public accountant since 2008. The Company dismissed CK & Co. in order to engage the services of an independent registered public accounting firm in anticipation of this offering. We are not aware of any disagreements with CK & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of CK & Co., would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

        The change in auditor was recommended and approved by the boards of governors of our subsidiaries, prior to the formation of our board and the creation of the audit committee. Any future change would be recommended, considered and approved by our audit committee.

        CK & Co.'s report on our combined financial statements for the year ended December 31, 2009, which was originally dated November 22, 2010, was reissued on December 19, 2011, and included an explanatory paragraph related to the Company's correction of an error related to the recording of accrued distributions and clarification of certain accounting policies.

        Except as discussed in the preceding paragraph, we are not aware of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of Cummings, Keegan & Co., PLLP.

        On December 21, 2010, the Company engaged the firm of Baker Tilly Virchow Krause, LLP to perform an audit of our consolidated and combined financial statements for the year ending December 31, 2010 and to perform a re-audit of our 2009 combined financial statements. Prior to the retention of Baker Tilly Virchow Krause, LLP, neither the Company nor anyone acting on the Company's behalf consulted Baker Tilly Virchow Krause, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(1)(iv) and (v) of Regulation S-K.

BUSINESS

Our Company

        Effective December 31, 2011, the members of TCP, CP, and TCE each contributed all of their ownership interests in TCP, CP, and TCE to TCPH in exchange for ownership interests in TCPH. The result of this reorganization is our current holding company structure, with TCPH now being the sole member of each of TCP, CP, and TCE.

Overview

        We are an energy trading firm, trading primarily in electricity. Through our subsidiaries, we trade financial and physical electricity contracts in seven North American wholesale markets operated by ISOs and RTOs and in three exchanges: ICE, NGX, and CME.

        In general, our activities in the markets administered by the various ISOs and RTOs are characterized by the acquisition of electricity at a given location and its sale at another. Our "financial" derivative transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while our "physical" transactions are settled by the delivery of the electricity itself. Management estimates that approximately 90% of our revenue has historically been derived from financial transactions. Currently, we trade exclusively in financial transactions.

        The financial contracts we trade in the ICE, NGX and CME markets are electricity, natural gas, and oil derivatives, but we primarily trade electricity. We often hold an open interest in these contracts overnight or longer. These financial transactions are chiefly regulated by the CFTC.

        The ISO- and RTO-traded financial contracts are also known as "virtual trades." ISO and RTO markets are regulated by the FERC. We have open virtual trades outstanding overnight and they settle the next day.

        We also trade physical electricity contracts in certain North American ISO and RTO markets. These physical contracts are trades in which we buy electricity from one ISO or RTO market and sell the electricity to another.

Business Strategies

        We believe that the physical infrastructure of the North American electrical grid provides arbitrage trading opportunities and we expect these opportunities will remain in place for the long term. We created a proprietary software system, DataLiveTM, that allows us to summarize thousands of data points into decision support tools. We believe this system assists our energy traders in achieving more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk.

        Our business model incorporates the following key elements:

  •
  Minimize market risk by trading principally instruments with terms of one week or less;

  •
  Minimize credit risk by trading primarily in regulated markets with a centralized counterparty, which may also be described as cleared markets;

  •
  Maximize return on capital deployed through position and VaR limits; and

  •
  Employ primarily experienced traders.

 How We Trade

        The illustrations on this page show the types of trades we make in ISO and RTO markets. We estimate that approximately 90% of our revenue has historically been derived from financial transactions, and we currently trade exclusively in financial transactions.

Purchasing Financial Power (Virtual)	Selling Financial Power (Virtual)

Seasonality

        Our businesses generally do not experience seasonality.

 Market Participation

        We operate in the following ISOs and RTOs: PJM Interconnection ("PJM"), Midwest Independent System Operator ("MISO"), New York Independent System Operator ("NYISO"), ISO New England ("ISO-NE"), Independent Electricity System Operator ("IESO"), California Independent System Operator ("CAISO"), and Electric Reliability Council of Texas ("ERCOT").

        We also transact on the ICE, NGX, and CME exchanges.

Market Risk Management

        Although we believe the trading strategies we employ provide protection from excessive losses due to the focus on very near-term markets, wholesale electricity markets can be volatile. Our market risk management policy establishes certain risk measurements and trading limits. The Board has established a Risk Management Committee, which has responsibility for overseeing the risk function and setting risk limits. Each of our operating subsidiaries has separate risk limits. If at any time the accumulation of all entities' positions are more than the "global limit" set, our risk managers have the authority to take market positions opposite to those of our traders to hedge our risk. To date, we have not had such a situation. No assurance can be given, however, that our risk management procedures will actually enable us to prevent losses.

        Position Limits.    Each trading group, meaning the energy traders within one of our individual subsidiary operating companies, is required to stay within intra-day position limits as established based on daily and intra-day volatility for the market in question.

        Stop Loss.    Each position has a stop loss limit set by our management. When a loss at this level is attained, the trading group must close the entire position immediately, ideally within one trading hour.

        Value-at-Risk.    Each trading group has a VaR limit. Our daily VaR model is based upon log normal returns calculated from the latest 30 business days of prices at the 95% confidence level, or 1.645 standard deviations, with a one day liquidity assumption. VaR is calculated daily, using positions updated to the close of business on the previous day and historical data captured up to and including the previous business day. The histories used are ideally those of the instrument held; however, in the cases where those prices are unavailable, benchmarking is used. The calculation will always use the market value of the position, not its cost. In the case where the liquidity of a position is greater than one day, i.e., it will take more than one day to close out the position, VaR will be multiplied by the square root of the average days to liquidate the position in a stressed market.

        Stress Testing.    Stress testing is intended to capture extreme, but plausible, market conditions in order to anticipate potential losses. Each trading group has a stress test limit established. Stress testing uses a single scenario consisting of projected values for applicable risk factors at the end of the horizon. Based on these values, the portfolio is marked-to-market at these stressed prices. We use the largest five day percent change in the last 4 years for each position and apply it to the current market price. Our positions are then marked-to-market based on these stressed prices.

Credit Risk Management

        Like other non-rated participants, we are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. Accordingly, we have cash deposits in collateral accounts at various ISOs and RTOs and the ICE. We maintain cash balances in brokerage accounts that facilitate our trading activities. All of these accounts are uninsured.

        Our credit policy calls for annual and quarterly reviews of each investment-grade and below-investment-grade counterparty, respectively. All counterparties may also be reviewed on an irregular basis if new information is received. Since we do not trade bilaterally, our only credit exposures are to the ISOs and RTOs in which we participate and the ICE, NGX, and CME clearing agents.

        Most ISOs and RTOs have a mechanism known as "uplift," whereby any credit losses are allocated to all market members based on their level of participation. This minimizes the possibility of a market operator experiencing credit losses, as they otherwise operate as profit-neutral entities. Historically, we have not had a participation level of greater than 1.0% in any ISO or RTO market. Exposure to credit losses of the clearing agents is fully collateralized by the positions of their members and they do not uplift any credit losses.

        Our credit review includes, but is not limited to, a review of financial statements, rating agency reports, and other pertinent indicators of credit strength. Each potential counterparty is subject to an initial credit review in order for us to determine creditworthiness and, if appropriate, to establish an unsecured credit limit. In addition, we will perform follow-up credit reviews based on the below schedule. If a guaranty is being utilized to establish credit, the guarantor will be evaluated and the unsecured credit limit will be granted based on the financial strength of the guarantor.

	Follow-up review frequency	Credit scoring required
Rated Entities
Investment grade	Annually	No
Sub-investment grade	Quarterly	Yes
Non-Rated Entities
Investment grade equivalent	Annually	Yes
Sub-investment grade equivalent	Quarterly	Yes
ISOs and RTOs	Annually	No

        The following persons have the authority to approve credit:

Title	Approval Limit
Chief Risk Officer	$10,000,000
CEO	unlimited

 Competition

        Given the nature of our business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. In our industry, the ability to employ and retain experienced, successful energy traders is paramount to having a successful and profitable business operation. We believe our compensation structure and flexible policy regarding working from regional locations near the traders' preferred residences enable us to attract and retain highly qualified traders. In addition, we believe our proprietary software system, DataLiveTM, enhances our traders' success.

        Unlike many of our competitors, TCP has market based rate authority under the rules and regulations of FERC. Market based rate authority allows us to trade physical electricity in the United States.

Retail Electricity

        Management has identified a potential opportunity to diversify our operations by entering into the retail electricity market. There are several "unregulated" markets throughout the United States that allow private entities to sell electricity directly to end-users, particularly in the eastern United States. We believe this provides us with an opportunity to leverage our knowledge of wholesale energy markets to enter into a new space within the energy business.

        We intend to take the initial steps necessary to launch this venture in the first half of 2012. This business will require capital investment and time to be expended by our executives and employees, and may result in one or more acquisitions of companies already involved in the retail electricity market. In that regard, we have engaged Altus Financial Group LLC, an advisory firm, to assist us in locating potential acquisition opportunities. See "Certain Relationships and Related Party Transactions—Acquisition Advisory Agreement." TCP entered into an Asset Purchase Agreement on February 20, 2012 to purchase substantially all of the assets of a retail electricity business in Connecticut for approximately $160,000. We expect to close on this initial acquisition of retail electricity assets by the end of the second quarter of 2012. We may need to hire additional personnel in order to grow the retail electricity business. We have no prior experience in the retail electricity market and can give no assurance that this new initiative will be successful.

Intellectual Property

        We have developed a proprietary software system, DataLiveTM, which allows us to summarize thousands of data points into decision support tools for our energy traders. We believe this system results in more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk. We have not applied for patent or copyright protection with respect to such system, but we do protect this through confidentiality and noncompetition agreements with our employees. We have also developed a proprietary risk management database known as the SQL Database, which delivers price data to our risk managers.

        We employ one full time software engineer who develops software tools for our traders. In 2010 and 2011, we spent approximately $235,000 and $207,000, respectively, on research and development of DataLiveTM.

Personnel

        As of March 1, 2012, we employed 34 persons, including 22 electricity traders, 2 risk managers and market analysts, and 10 executives and administrative personnel. We have 33 full-time and 1 part-time employees. We do not employ any unionized labor. We have entered into employment agreements with all of our traders and most of our administrative employees. We also have two independent consultants under contract.

        To attract and retain qualified personnel, particularly traders, we employ a competitive compensation system that incorporates dedicated capital and a payout of approximately 35-40% of net revenues after accounting for capital costs. We also have a policy of not requiring traders to relocate. Instead, we have invested in centralized trading platforms and strong risk management disciplines. Consequently, traders can live where they want. Traders are, however, responsible for covering their expenses before sharing in the profits of their trading activities. This strategy also provides them with a sense of being responsible for the success of their own individual trading activities. While we can make no assurances, we believe these policies will help us to retain the successful energy traders who are so vital to our operations and success.

        Other employee benefits available through, or paid by, us include medical and dental insurance, a 401(k) plan, employee-managed time off, and holiday pay.

Facilities

        We currently lease office space at six locations, including our corporate headquarters in Lakeville, Minnesota. We do not engage in any production or manufacturing activities, and we do not have any environmental issues related to our energy trading operations.

        The following table summarizes key terms of the various leases for office space.

Location	Square Footage	Expiration Date	Monthly Rent	Personnel at Location
Lakeville, MN	8,333	10/31/2016	$10,416	17
East Windsor, NJ	1,150	9/30/2013	$2,289	3
Tulsa, OK	2,057	2/28/2013	$3,770	6
Carlsbad, CA	1,967	8/31/2015	$5,527	3
Calgary, AB Canada	2,308	2/28/2013	$8,270	2
Newtown, PA	1,355	12/31/2012	$1,797	3

        The Company is also obligated to pay $400 per month under a verbal month-to-month lease in Wellesley, Massachusetts, which began in November 2011.

        Effective June 23, 2011, the lessor of our headquarters in Lakeville, Minnesota is a related party. "See Certain Relationships and Related Party Transactions—Real Estate Lease."

Legal Proceedings

  FERC Investigation

        On October 12, 2011, FERC initiated a formal non-public investigation into TCE's power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011. Depending on the investigation's outcome, we may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. Since this investigation is in its nascent stages, we are unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense. There is no assurance that FERC will not expand its investigation into other TCPH subsidiaries.

  Litigation with the HTS Parties

        Between 2006 and 2010, TCP borrowed a total of $30.8 million from Robert O. Schachter ("Schachter") and his affiliated entities, HTS Capital, LLC ("HTS") and Clearwaters Capital, LLC ("CCL"). Schachter, HTS, and CCL are collectively referred to as the "HTS Parties." The proceeds of these loans were used to fund working capital. Effective January 1, 2010, the 11 notes totaling $30.8 million owed to the HTS Parties were modified subject to an Interim Agreement, which, among other things, modified the interest rate on all HTS Parties' notes to 20% per annum, made all borrowers jointly and severally liable for the obligations of each other, and provided that an event of default under one note would be deemed an event of default under all notes. Shortly thereafter, the HTS Parties gave us notice on May 6, 2010 that full payment was due in 90 days. While we did miss one quarterly interest payment due under the individual notes and loan agreements, we nonetheless believed that the HTS Parties had breached the Interim Agreement by calling for full payment. Lawsuits and counterclaims were filed by the HTS Parties and us regarding this matter, and we continued to operate in a disputed environment until we and the HTS Parties agreed to binding arbitration in March 2011.

        On March 11, 2011, we entered into a Binding Mediated Settlement Agreement ("Settlement Agreement") with the HTS Parties. Under the Settlement Agreement, we agreed to pay all of our remaining indebtedness, $28,550,000, due to the HTS Parties at specified times during 2011. The Settlement Agreement provided, among other things, for our purchase and redemption of HTS' 38% membership interest in each of TCP, TCE and CF. The Settlement Agreement also provided for binding arbitration for any remaining disputed matters and directed the parties to prepare additional documentation that would more fully express the agreements and understandings reached during the mediation process. To that end, the parties executed a more formal Settlement Agreement ("Revised Settlement Agreement") on May 11, 2011. Among other things, the Revised Settlement Agreement subjected us to certain covenants and restrictions on our business while final payment to the HTS Parties was pending.

        We made all of the required payments under the Revised Settlement Agreement. All amounts owed to the HTS Parties as of September 30, 2011, as determined in arbitration, including their remaining capital account balance, unpaid interest, and legal fees, were converted into a new promissory note dated October 1, 2011 with a principal balance of $5,829,017. We are required to make quarterly payments of principal plus interest at 15% per annum until maturity on October 1, 2013.

  Former Employee Litigation

        On February 1, 2011, the Company commenced a major reorganization of its office located in Calgary, Alberta Canada. All employees were terminated effective that date with several employees being rehired in the subsequent days. Three former employees commenced legal proceedings and brought three separate summary judgment applications seeking damages aggregating $3,367,000 for wrongful dismissal and payment of outstanding performance bonuses. The Company has filed counterclaims aggregating $3,096,000 against two of the former employees for losses suffered as a result of the freezing of certain bank accounts leading to an inability to conduct trades, for inappropriate expenses and other related matters. Two of three applications were dismissed and liability, if any, as it relates to these two matters should be determined in the regular course of litigation. One of the three applications was allowed; however, the amount of damages as it relates to liability, if any, will require an assessment by a Judge in the Court of Queen's Bench of Alberta. The Company has appealed the allowed application and the two employees have appealed the disallowed applications. It is anticipated that these appeals will be heard May 7-9, 2012.

        Additionally, one former employee sought and obtained an injunction to freeze certain bank accounts owned and/or utilized by CAN to transact on the Natural Gas Exchange. Although the injunction was set aside, another former employee obtained an attachment order and approximately $1,833,000 is currently held in trust. The Company appealed the granting of the attachment order to the Alberta Court of Appeal. The appeal was heard on April 2, 2012. The Company prevailed on appeal and, as a result, the money held in trust has been returned to the Company.

        The Company has vigorously contested, and intends to continue to vigorously contest, the former employees' claims and to aggressively pursue its counterclaims against such persons. Although it is management's opinion that resolution of this litigation will not have a material effect on the financial position, results of operations or liquidity of the Company, it is at least reasonably possible that the Company's assessment of the litigation could change within one year of the date of the financial statements by an amount that could be material.

Regulatory Matters

        We are required to comply with the rules and regulations of FERC, the U.S. Department of Energy with regard to the import and export of electricity, the CFTC with respect to energy futures contracts, the Federal Trade Commission, the Canadian National Energy Board, the market rules and tariffs of the ISOs and RTOs of which we are a member, and the laws of the states and provinces in which we conduct business. We believe we are fully compliant with all regulations. We conduct annual compliance training in an effort to maintain such compliance.

        In addition to regulating our operations, FERC regulations also require us to make certain filings and applications for FERC approval prior to certain changes in our governance and ownership.

MANAGEMENT

Governors and Executive Officers

        Pursuant to the terms of our Member Control Agreement, our affairs are managed by a board of governors. Our governors hold office until the election and qualification of their successors. Officers, also referred to as managers under our Member Control Agreement, are elected by the board of governors and serve at the direction of the board of governors. Our governors generally serve the same role as directors do for corporations.

        The following table lists our executive officers, key employees and governors:

Name	Age	Position
Timothy S. Krieger	46	Chairman of the Board of Governors
		Chief Executive Officer
		President
Wiley H. Sharp III(1)	55	Vice President—Finance and Chief Financial Officer
Keith W. Sperbeck	39	Secretary and Vice President—Operations
Stephanie E. Staska(1)	29	Vice President—Risk Management and Chief Risk Officer
David B. Johnson(1)(3)	58	Governor
William P. Henneman(2)(3)	53	Governor
William M. Goblirsch(2)(3)	68	Governor

(1)
Member of the risk management committee

(2)
Member of the audit committee

(3)
Member of the compensation committee

        Timothy S. Krieger has served as the Chairman of the Board, Chief Executive Officer and President of TCPH since December 21, 2011, and prior to that served as the only officer and governor of TCPH since it was formed in December 2009. Mr. Krieger also serves as the CEO/President and a governor for all of our direct and indirect subsidiaries. Mr. Krieger has served in such capacities at TCP and CF since the inception of each, in 2006 and 2008, respectively. Until January 1, 2010, Mr. Krieger was a governor, co-founder, and the Secretary and Treasurer of Fairway Dairy & Ingredients, LLC ("FDI"), a buyer and seller of dairy commodities, and FDI's affiliates. Mr. Krieger graduated from Iowa State University in 1989 with a BBA in marketing. The principal qualifications that led to Mr. Krieger's selection as a governor include his extensive experience with the Company and its business, including serving as the Chief Executive Officer of TCPH and our subsidiaries, TCP and CP, since they were formed.

        Wiley H. Sharp III was appointed Vice President of Finance and Chief Financial Officer of TCPH on March 6, 2012. Mr. Sharp is also a co-founder and Partner of Altus Financial Group LLC, a boutique investment banking firm specializing in the institutional placement of senior debt facilities, junior capital, and project financing, a position he has held since 2005. Mr. Sharp has an independent contractor relationship with First Liberties Financial for purposes of holding his securities licenses, although he does not spend a material amount of his time providing services for that entity. From May to October 2011, Mr. Sharp also served as Vice President—Finance for Christopher & Banks Corporation, a publicly traded retailer of women's clothing. Mr. Sharp graduated from Tulane University in 1979 with a BS in management. He currently holds Series 79 (Investment Banking Representative), Series 7 (General Securities Representative), and Series 63 (Uniform State Securities Law) FINRA licenses.

        Keith W. Sperbeck was appointed Secretary and Vice President of Operations of TCPH on February 1, 2012, and has been employed by TCP since April 2009 as Vice President of Operations. Mr. Sperbeck was also elected as the Treasurer and Secretary for all of our subsidiaries on February 1, 2012. From February 2004 to April 2009, he was employed by Citizens Bank Minnesota as a Vice President with responsibility for commercial lending, branch operations, and employee development.

        Stephanie E. Staska was appointed Vice President of Risk Management and Chief Risk Officer of TCPH on February 1, 2012, and has been employed by TCP since August 2008 in the same role. From September 2004 to August 2008, she was employed by Cargill, Inc., a global commodity trading concern and the 2nd largest private company in the United States, serving most recently as a Senior Risk Analyst within the trade and structured finance and corporate treasury functions from November 2006 to August 2008. Ms. Staska attended the Carlson School of Management at the University of Minnesota and received her MBA in December 2007 and her BSB in actuarial science in May 2003.

        David B. Johnson has served as a governor on the board of governors of TCPH since December 21, 2011. Mr. Johnson is currently Chief Executive Officer of Cedar Point Capital, LLC, a private company that raises capital for early stage companies, a position he has held since May 2007. Prior to forming Cedar Point, he served as a Managing Director of Private Placements at Stifel, Nicolaus & Company, an investment banking firm headquartered in St. Louis, MO, beginning in December 2006 when Stifel purchased Miller Johnson Steichen Kinnard, Inc., an investment banking firm specializing in high-tech, medical device and other start-up and growth companies, headquartered in Minneapolis, MN, of which Mr. Johnson was a founder, and lastly served as Chief Executive Officer. Mr. Johnson graduated from Augsburg College in Minneapolis, MN in 1973 with a BS in business. The principal qualifications that led to Mr. Johnson's selection as a governor include his experience with growth companies and companies that undergo initial public offerings.

        William P. Henneman, CPA, was elected as a governor as of May 4, 2012. Mr. Henneman is currently CFO of Syncada from Visa, a global financial supply chain network offering end-to-end invoice processing, payment and financing, a position he has held since July of 2009. Mr. Henneman served as CFO at Benfield (US Operations), a reinsurance intermediary and capital advisor, from August 2006 until March 2009. Mr. Henneman served as CFO and COO of Unimax Systems Corporation, a provider of unified voice administration applications, from August 1999 to April 2006. Mr. Henneman graduated from the University of Wisconsin—Whitewater with a BBA in accounting and is a Certified Public Accountant. The principal qualifications that led to Mr. Henneman's selection as a governor include his extensive financial background.

        William M. Goblirsch was elected as a governor as of May 4, 2012. Mr. Goblirsch is a certified public accountant (inactive license) who started his career forty years ago with Arthur Andersen. For the past five years he has been utilizing his financial experience as an independent consultant. He has served as a CFO for several companies including an investment banking firm; a blender, packager and distributor of oil products and lubricants; a cellular air time reseller; and a shopping mall franchisor of dental centers. Mr. Goblirsch has been, at various times, financial consultant to the creditors' committee, EVP-CFO, and board member of Stockwalk Group Inc. The principal qualifications that led to Mr. Goblirsch's selection as a governor include his extensive financial background.

Board Composition and Election of Governors

        Our board of governors currently consists of four members. All governors serve for an indefinite term until the election and qualification of their successors. Two of our governors, William M. Goblirsch and William P. Henneman, are independent, as defined by the applicable rules of The Nasdaq Stock Market. While we will not be applying for listing on Nasdaq or any other securities exchange or market, we have chosen to apply Nasdaq's independence standards in making our determination of independence.

 Board Committees

        Our board of governors has established a risk management committee, an audit committee and a compensation committee.

  Risk Management Committee

        The members of our risk management committee ("RMC") are David Johnson (Chair), Stephanie Staska, and Wiley H. Sharp III. Ms. Staska is the Chief Risk Officer and Secretary of the RMC. The RMC is responsible for developing and ensuring compliance with risk policies for measurement and oversight of risk. The RMC reports to the board of governors.

        The RMC is responsible for setting risk policies and standards for risk measurement and ensuring that risk policies, strategies, procedures and controls are fully documented and communicated. It also oversees and reviews the risk management process and infrastructure and is responsible for keeping the Board of Governors and the Audit Committee informed of all risk management activities. The RMC also has the following responsibilities:

  •
  guide management in risk policy development and adopt, subject to Board approval, the risk policies, restrictions and limitations of the Company and its traders;

  •
  guide development in risk appetite, limits setting and exception protocols;

  •
  develop and gain consensus of risk management policy, strategy, appetite and roll-out plans;

  •
  develop and guide in the implementation of risk management and measurement approaches;

  •
  approve resource requirements;

  •
  evaluate risk responsiveness of the organization's risk events;

  •
  communicate risk management progress and successes to the Board;

  •
  monitor and fine-tune risk management processes as required;

  •
  identify data and information system requirements to support risk management function;

  •
  contemporaneously communicate to the Board any risk profile changes;

  •
  monitor corporate compliance with risk limits and policies and report to Board on compliance; and

  •
  identify gaps in existing policies, systems, and procedures.

  Audit Committee

        The members of our audit committee are William Henneman and William Goblirsch. Mr. Henneman is the chair of the committee. Our audit committee assists our board of governors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our independent registered public accounting firm. A copy of the audit committee charter is available on our website at www.twincitiespower.com.

        Our audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

  •
  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  establishing procedures for the receipt and retention of accounting related complaints and concerns;

  •
  meeting independently with our internal auditing staff, our independent registered public accounting firm and management; and

  •
  preparing the audit committee report required by SEC rules.

        All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. We believe the composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations.

  Compensation Committee

        The members of our compensation committee are David Johnson, William Henneman and William Goblirsch. Mr. Goblirsch is the chair of the committee. While Mr. Johnson does not meet the Nasdaq definition for an independent director, our board of governors has nonetheless determined that Mr. Johnson's membership on the compensation committee is in the best interests of the Company and its members due to Mr. Johnson's more than 20 years of experience with growth companies. See "Certain Relationships and Related Party Transactions—Consulting Agreements." Our compensation committee assists our board of governors in the discharge of its responsibilities relating to the compensation of our executive officers. A copy of the compensation committee charter is available on our website at www.twincitiespower.com.

        Our compensation committee's responsibilities include:

  •
  reviewing and approving, or making recommendation to the board of governors with respect to, our chief executive officer's compensation;

  •
  evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the board of governors with respect to, the compensation of our executive officers;

  •
  overseeing and administering, and making recommendations to the board of governors with respect to any cash and equity incentive plans that the board may adopt; and

  •
  reviewing and making recommendations to the board of governors with respect to governor compensation.

EXECUTIVE COMPENSATION

        Twin Cities Power Holdings, LLC was formed in December 2009 and became the holding company for TCP, CP and TCE on December 31, 2011. TCPH did not have employees nor did it pay any compensation prior to January 2012. Accordingly, the historic disclosures regarding compensation found in this prospectus reflect compensation paid to the named executive officers by TCPH's subsidiaries.

        The following table sets forth compensation paid to each of the individuals who served as the Principal Executive Officer and the two other most highly compensated executive officers (the "named executive officers") for our subsidiaries during the fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position*	Year	Salary	Bonus	Stock Awards ($)(1)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy S. Krieger	2011	240,000	—	—	—	—	—	14,705	254,705
Chairman of the Board, Chief Executive Officer and President, PEO(3)	2010	170,000	500,000	—	—	—	—	16,247	686,247
Keith W. Sperbeck	2011	177,500	24,780	—	—	—	—	18,047	220,327
Vice President—Operations	2010	120,000	25,000	—	—	—	—	16,806	161,806
Stephanie E. Staska	2011	130,000	85,000	—	—	—	—	16,874	231,874
Vice President—Risk Management and Chief Risk Officer	2010	123,333	75,000	—	—	—	—	16,243	214,576
Michael J. Tufte	2011	120,000	300,000	—	—	—	—	5,029	425,029
Former President, TCE(4)	2010	120,000	150,000	—	—	—	—	4,569	274,569

*
Except for Mr. Tufte, the position titles used are the current titles held with TCPH. Ms. Staska and Mr. Sperbeck each formerly held the title of Senior Manager at TCP.

(1)
The Company does not have an incentive stock plan, nonequity incentive plan or nonqualified deferred compensation plan.

(2)
Other compensation consists of health care premiums paid on behalf of the employee and, in the case of Ms. Staska, tuition reimbursement.

(3)
"PEO" refers to principal executive officer. Prior to 2010, Mr. Krieger agreed with the HTS Parties that he would not draw a salary or guaranteed payment for his services to the Company. He did, however, receive distributions of cash as a result of his equity ownership during that time. See "Distribution Policy."

(4)
Mr. Tufte resigned from his position as President of TCE on December 30, 2011, but continues to serve as a non-executive employee of TCP. In addition to the compensation disclosed above, Mr. Tufte has also received distributions of cash as a result of his equity ownership. See "Distribution Policy."

        For 2012, the first year that TCPH will pay salaries to these executive officers, our Board of Governors set the following salaries:

Name	2012 Salary
Timothy S. Krieger	$600,000
Keith W. Sperbeck	180,000
Stephanie E. Staska	136,000

        On October 11, 2011, the Company entered into a lease with a third party for residential property located in Vail, Colorado. The rental period was for a term of 5 months beginning on November 15, 2011 and ending on April 16, 2012. Rent payments were $6,000 per month plus a refundable $6,000 security deposit. The premises were rented for the use of senior management of the Company and its traders.

Outstanding Equity Awards

        There are no unexercised options, equity that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of the end of our last completed fiscal year.

Governor Compensation

        Twin Cities Power Holdings, LLC became the holding company for TCP, CP and TCE on December 31, 2011. Our non-employee governors did not serve on the board of governors for any of our subsidiaries prior to the holding company reorganization on December 31, 2011. Accordingly, our non-employee governors received no compensation for their services as governors during the fiscal year ended December 31, 2011, including any form of equity compensation.

        Our governors are reimbursed for expenses incurred by them in performing services for us as governors. In addition, our non-employee governors receive a fee of $5,000 for each board meeting they attend and a fee of $1,000 for each committee meeting. The chair of the audit committee receives a $1,500 fee for each audit committee meeting. Each of these fees is reduced by 50% for a meeting attended by telephone rather than in person.

Retirement Plans

        Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

        TCPH maintains a 401(k) plan that is tax-qualified for its employees, including its executive officers. The plan does not offer employer matching with the 401(k) plan. However, the 401(k) plan does offer a discretionary employer contribution at year end. No discretionary contributions have been made.

Potential Payments upon Termination or Change-in-Control

        Except as described below under "Employment Agreements," we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer's responsibilities, with respect to each named executive officer.

Employment Agreements

        The following are summaries of our employment agreements with our named executive officers.

  Timothy S. Krieger

        On January 1, 2012, TCPH entered into an employment agreement with Mr. Krieger. Pursuant to this agreement, Mr. Krieger currently receives an annual salary of $600,000. If Mr. Krieger's employment is terminated for reasons other than cause, he will receive severance pay in an amount equal to one year of his salary. If Mr. Krieger's employment is terminated for any reason other than non-renewal of his agreement, he is subject to a non-compete agreement for a period of six months. If his employment agreement is not renewed by the Company at the end of the original one-year term or any subsequent renewal term, Mr. Krieger will not be subject to a non-compete and he will receive only six months salary as severance pay.

  Keith W. Sperbeck

        On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Mr. Sperbeck effective April 13, 2008, as amended on May 29, 2010. Mr. Sperbeck currently receives an annual salary of $180,000. The agreement also provides that Mr. Sperbeck will receive $100,000 as compensation if he obtains equity or debt financing for the Company (excluding this offering) on terms and conditions that are acceptable to the Company's CEO in his sole opinion. If Mr. Sperbeck's employment is terminated for reasons other than cause, he will receive twelve months of severance pay. If Mr. Sperbeck's employment is terminated for any reason, he is subject to a non-compete agreement for a period of twelve months. While not stated in his employment agreement, Mr. Sperbeck is eligible for a discretionary bonus based on Company performance.

  Stephanie E. Staska

        On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Ms. Staska effective August 18, 2008, as amended on January 1, 2012. Under the employment agreement, as amended, Ms. Staska currently receives an annual salary of $136,000. In addition, Ms. Staska will be paid $5,250 annually until such time as her student loans are paid off. She is also eligible for a discretionary bonus based on Company performance. If Ms. Staska's employment is terminated for reasons other than cause, she will receive three months of salary as severance pay.

Compensation Policies and Practices as They Relate to Risk Management

        We believe that risks arising from our compensation policies and practices for our employees, and the respective policies and practices for our subsidiaries, are not reasonably likely to have a material adverse effect on us. In addition, our board of governors believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

        Our energy traders are compensated largely through bonuses based on the success of their trading activities. They must restore any losses, even losses from prior fiscal quarters, before they will be eligible for any bonus on gains posted on their accounts. While such a policy does create an incentive to engage in more risky trading activities designed to recoup losses, given the trading restrictions we have in place, which include position limits and VaR limits, we do not believe that our compensation practices encourage excessive risk taking. See "Business—Market Risk Management."

Indemnification of Governors and Executive Officers and Limitations of Liability

        Under our member control agreement, we indemnify our governors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our member control agreement provides for the indemnification, to the fullest extent permitted by the Securities Act and Minnesota law, as amended from time to time, of officers, governors, employees and agents of the Company. We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or governor upon receipt of an undertaking by or on behalf of that governor or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the member control agreement or otherwise. We shall indemnify any officer, governor, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in our member control agreement. In the case of an officer or governor, the determination shall be made (1) by the board of governors by a majority vote of a quorum consisting of governors who are not parties to such action, suit, or proceeding or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested governors so directs, by independent legal counsel in a written opinion, or (3) by a majority vote of disinterested members.

        Our member control agreement provides that each governor will continue to be subject to liability for any act or omission that constitutes fraud, willful misconduct, bad faith, gross negligence, or a breach of our member control agreement.

        We have entered into indemnification agreements with our officers and governors. These agreements provide each such individual with indemnification retroactively for actions taken in his or her role as an officer or governor to the Company.

        We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our governors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its governor, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such governor, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        At present, there is no pending litigation or proceeding involving any of our governors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

        TCP paid $150,000 of the attorneys' fees of Timothy S. Krieger and Michael J. Tufte incurred by these officers in connection with the litigation with the HTS Parties. See "Legal Proceedings—Litigation with the HTS Parties," for more information regarding that litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of our limited liability company interests as of May 7, 2012 by each person known to us to be the record or beneficial owner of more than five percent of the outstanding units of our limited liability company interests, by each governor, each named executive officer, and by all governors and executive officers, as a group. Following this notes offering, the Company may consider equity-type participation plans for officers and traders.

Name and address of Beneficial Owner(1)	Number of Units Beneficially Owned(2)	Percentage Beneficially Owned
Timothy S. Krieger, Chief Executive Officer & President	4,435	89.42
Wiley H. Sharp III, Vice President—Finance and Chief Financial Officer	0	0.0
Keith Sperbeck, Secretary and Vice President—Operations	0	0.0
Stephanie E. Staska, Vice President—Risk Management and Chief Risk Officer	0	0.0
David B. Johnson, Governor(3)	525	10.58
William P. Henneman, Governor	0	0.0
William M. Goblirsch, Governor	0	0.0
All governors and executive officers as a group	4,960	100.00

(1)
Unless otherwise indicated, the address of such person is 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044.

(2)
Each named person has sole voting and investment power with respect to the units listed, except as noted below. None of the units held by the governors listed above have been pledged as security for other obligations.

(3)
Consists of 525 units held by DBJ 2001 Holdings, LLC, an entity owned and controlled by Mr. Johnson.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a description of certain transactions and relationships between us and our governors, officers and other affiliates during 2010 and 2011. Other than in connection with the transactions described below, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any governor, executive officer, holder of more than 5% of our units of limited liability company interests, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Related Party Loans and Settlement Agreement

        Between 2006 and 2010, TCP borrowed a total of $30.8 million from the HTS Parties. The proceeds of these loans were used to fund working capital. These loans have been repaid and we currently have a single promissory note outstanding to the HTS Parties with a principal balance of $5,829,017. We are required to make quarterly payments of principal plus interest at 15% per annum beginning January 1, 2012 and ending on maturity on October 1, 2013. Timothy Krieger, our CEO, and Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units, have each signed personal guarantees for this debt. One of the HTS Parties, HTS Capital, LLC, owned 38% of the membership units of each of TCP, TCE and CP. These ownership interests were redeemed in 2011 in connection with the settlement of our dispute with the HTS Parties. See "Business—Legal Proceedings—Litigation with the HTS Parties."

Other Related Party Loans

        Pursuant to a Membership Unit Purchase Agreement, dated December 30, 2011, as amended, TCPH redeemed the financial rights of the 1,540 units owned by Mr. Tufte effective January 1, 2012. The governance rights of the 1,540 units owned by Mr. Tufte were redeemed by TCPH on April 30, 2012 without further action by either party upon receipt of the necessary regulatory approval by FERC of this change in ownership. In exchange for these units, we paid Mr. Tufte $100,000 in cash.

        On July 16, 2009, TCP borrowed $2,000,000 from Patrick C. Sunseri. Prior to January 1, 2010, Mr. Sunseri was one of four non-voting special class members of TCP as well as an employee of TCP. TCP redeemed the non-voting interests on January 1, 2010 and those former members received distributions of the balances of their capital accounts in February 2010. Mr. Sunseri remains employed with TCP as an energy trader and manager. The note is payable upon demand and is secured by all cash, accounts receivable, and other assets of TCP. It bears interest at the rate of 15% per annum. The current outstanding balance on the note is $2,000,000. Timothy Krieger, our CEO, and Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units, have each signed personal guarantees for this debt.

        Pursuant to promissory notes entered into each month between April and December 2010, TCP loaned $120,000 to Timothy Krieger, our CEO and the holder of approximately 89% of our outstanding units. Such notes accrued interest at 6% per annum and provided for payment out of any bonuses or distributions owed to Mr. Krieger, or upon termination of his employment. TCP loaned Mr. Krieger an additional $40,000 in April 2011. In connection with this offering, TCP has forgiven these loans effective December 31, 2011. We will not make any additional loans to Mr. Krieger or any other executive officer.

        Pursuant to promissory notes entered into each month between April 2010 and June 2011, TCP loaned $180,000 to Michael Tufte, the former president of TCE and the former owner of approximately 24% of our outstanding units. Such notes accrued interest at 6% per annum and provided for payment out of any bonuses or distributions owed to Mr. Tufte, or upon termination of his employment. In connection with this offering, TCP has forgiven these loans effective December 31, 2011. We will not make any additional loans to Mr. Tufte or any other executive officer.

Reorganization

        On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization with TCP, CP, TCE, and each of TCPH's current members pursuant to which each current member of TCPH transferred all of his or its ownership interests in TCP, CP, and TCE to TCPH in exchange for TCPH issuing such member an ownership interest in TCPH (the "Reorganization"). As a result of the closing of the Reorganization on December 31, 2011, TCPH became the sole member of each of TCP, CP, and TCE.

Joinder Agreement with Former Members

        Effective January 1, 2010, Tom Beatty and John Beatty (collectively, the "Beattys") transferred to Timothy Krieger all of the Beattys' financial rights to 1,870 membership units in each of TCP, TCE, and CP pursuant to Assignment of Financial Rights Agreements (the "Assignments"). Under the Assignments, the Beattys agreed to transfer the corresponding governance rights to such membership units to Mr. Krieger upon the happening of certain events. In order to induce the Beattys to transfer the governance rights to Mr. Krieger and thereby allow Mr. Krieger to transfer the membership interests in TCP, TCE, and CP unencumbered to TCPH on December 31, 2011, the effective date of the reorganization described above under "Reorganization," TCPH, TCP, TCE, and CP entered into a Joinder Agreement on December 23, 2011 with the Beattys and Mr. Krieger. Pursuant to the Joinder Agreement, we assumed all of the obligations, including certain contingent payment obligations, owed by TCP, TCE, CP, and Mr. Krieger to the Beattys under the Assignment Agreements. Specifically, we agreed that in the event of a sale, lease, license or other transfer of all or any significant portion of our assets, or the sale, issuance, redemption or exchange of more than 25% of the equity in us or our subsidiaries, whether by unit sale, redemption, exchange, merger, consolidation, reorganization or similar type transaction, upon the closing of such a transaction, we would pay the Beattys an amount equal to 100% of the proceeds from such transaction that would otherwise be received or allocated to the Beattys if they had continued to own 1,870 membership units. This payment is decreased by one-third annually on each of January 1, 2012 and 2013, and this payment obligation does not apply to any transaction entered into on or after January 1, 2015.

Consulting Agreements

        On March 8, 2012, TCPH entered into a Consultant and Professional Services Agreement with Wiley H. Sharp III. Pursuant to this agreement, Mr. Sharp serves as the Vice President—Finance and Chief Financial Officer for TCPH. We pay Mr. Sharp $11,000 per month for these consulting services. Mr. Sharp is also a Partner of Altus Financial Group, LLC, with which TCPH has entered into an Acquisition Advisory Agreement, pursuant to which Altus will assist TCPH with its potential expansion into the retail energy business. In the event that the Acquisition Advisory Agreement with Altus Financial Group, LLC, dated January 5, 2012, is terminated, then Mr. Sharp's compensation will be increased to $15,000 per month. See "Acquisition Advisory Agreement" below in this section.

        In July 2010, TCP entered into an unwritten informal consulting arrangement with David Johnson, who is a member of our Board of Governors and the beneficial owner of approximately 11% of our outstanding units. Pursuant to the terms of this agreement, TCP has paid Mr. Johnson a fee of $10,000 per month for his consulting services. Mr. Johnson was paid $100,000 through October 31, 2011 and $60,000 for the year ended December 31, 2010 for his services. On April 12, 2011, Mr. Johnson was paid $180,000 as a bonus for 2010. In November 2011, TCP and Mr. Johnson agreed to suspend the monthly payments, but they may agree to commence the payments at a future date.

 Acquisition Advisory Agreement

        On January 5, 2012, we entered into an Acquisition Advisory Agreement with Altus Financial Group LLC, of which Wiley H. Sharp III, our Vice President—Finance and CFO, is a 50% partner. Pursuant to this agreement, Altus Financial Group LLC has agreed to research and identify acquisition candidates within the retail electricity industry, provide general data and a comparative analysis on these companies; contact and solicit targeted companies for indications of interest in selling; analyze and assess acquisition candidates; provide us with Altus' opinion as to the value of certain of the equity interests or assets of targets (the "Assets"); assist us in connection with the formation of one or more entities (each, a "Newco") to effect the purchase of Assets, including the preparation of appropriate financial models; advise and assist us in obtaining appropriate and acceptable financing for Newco (the "Financing"); advise and assist us and our legal counsel in connection with the structure, preparation, delivery, and negotiation of one or more offers by Newco to purchase the Assets (the "Acquisitions"); and advise and assist us on all other transaction-related matters. As consideration for the foregoing services, the agreement calls for the payment of a monthly retainer of $15,000 to Altus, plus the payment of placement fees, in an amount to be mutually agreed upon based upon the nature of the Financing required. At the closing of any Acquisition, we are also required to deliver 10.00% of the equity interests of the applicable Newco to Altus, or its designee. If we decide, in our sole discretion, not to form a Newco, we must pay a success fee to Altus of 2.5% of the total consideration paid at the closing for the Acquisition. We also reimburse Altus on a monthly basis for all out-of-pocket and incidental costs and expenses incurred.

Real Estate Lease

        The Company is subject to a lease with Kenyon Holdings, LLC for the office space under lease in Lakeville, Minnesota. Kenyon Holdings, LLC, which is owned by Timothy S. Krieger, CEO, and Keith W. Sperbeck, Vice President—Operations, purchased that building on June 23, 2011. The existing lease with the Company was assumed by Kenyon Holdings, LLC from the previous owner and the Company believes it is at market rates. The Company is required to pay base rent, real estate taxes and operating expenses. The current monthly base rent is $10,416.

DESCRIPTION OF THE NOTES

General

        The renewable unsecured subordinated notes we are offering will represent subordinated, unsecured debt obligations of TCPH. We will issue the notes under an indenture between TCPH and BOKF, NA dba Bank of Oklahoma, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "TIA"). In accordance with the requirements of the TIA, the notes will be issued under an indenture that complies with the TIA's substantive requirements. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

        The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See "—Subordination" below.

        The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See "—No Security; No Sinking Fund" below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

        You may select the amount, subject to a minimum principal amount of $1,000, and term, ranging from 3 months to 10 years, of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See "—Denomination" and "—Term" below.

        We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See "—Interest Rate" below.

        Upon acceptance of your subscription to purchase notes, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See "—Book-Entry Registration and Transfer" and "—Rescission Right" below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as "holders" or "registered holders" in this prospectus and in the indenture.

        We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under

"—Amendment, Supplement and Waiver" below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

Denomination

        You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

Term

        We may offer notes with the following terms to maturity:

• three months	• three years
• six months	• four years
• one year	• five years
• two years	• ten years

        You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

Interest Rate

        The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

        The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the principal amount of the note portfolio of the holder increases above specified amounts. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus.

        Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and principal amount. These factors may include, but are not limited to:

  •
  the desire to attract new investors;

  •
  whether the notes exceed certain principal amounts;

  •
  whether the notes are being renewed by existing holders; and

  •
  whether the notes are beneficially owned by persons residing in particular geographic localities.

Computation of Interest

        We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.

 Interest Payment Dates

        Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See "—Rescission Right" below for additional information on your right to rescind your investment.

Place and Method of Payment

        We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

Servicing Agent

        We have engaged a non-affiliated third party to act as our servicing agent. Such person's responsibilities as servicing agent involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, the servicing agent will serve as our registrar and transfer agent and may manage certain aspects of the customer service function for the notes, which may include handling phone inquiries, mailing investment kits, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, the servicing agent will provide us with monthly reports and analysis regarding the status of the notes and the amount of notes that remain available for purchase.

        You may contact us with any questions about the notes at the following address and telephone number:

    TCP Notes
    P.O. Box 4126
    Hopkins, MN 55343
    Telephone: 888-955-3385
    Fax: 952-546-5585

Book-Entry Registration and Transfer

        The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

        The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holders of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

        We will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

        On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

        Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

  •
  we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

  •
  after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

        Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

Rescission Right

        A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request within five business days from the postmark date of the purchase confirmation, but not upon transfer or automatic renewal of a note. You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by us on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

        In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

        The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under "——Redemption or Repurchase Prior to Stated Maturity" below do not affect your rescission rights.

 Right to Reject Subscriptions

        We may reject any subscription for notes in our sole discretion. If we reject a subscription for notes, we will promptly return any funds sent with that subscription, without interest.

Renewal or Redemption On Maturity

        Approximately 15, but not less than 10 days prior to maturity of your note, we will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, we will also send to you the then current form of prospectus, which will include an interest rate supplement and any other required updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then current prospectus, including any prospectus supplements, and the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will send you a new prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

  •
  You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.

  •
  You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. To exercise this option, you will need to send a written request to us. If you choose this option, your note will not earn interest on or after the maturity date.

  •
  You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

  •
  If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

        Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

        If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, the holder requests repayment with respect to a note before the stated maturity date or within 15 days after a note's stated maturity date, or during any applicable extension of the 15-day period, as described below, we will pay the holder the principal amount of the note plus accrued but unpaid interest up to, but not including, the note's stated maturity date. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. We will initiate payment to any holder timely requesting repayment by the later of the maturity date or five business days after the date on which we receive such notice from the holder. Because payment is made by ACH transfer, funds may not be received in the holder's account for 2 to 3 business days. Requests for repayment should be made in writing.

        We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice, which will be sent to you at your registered address, that the post-effective amendment has been declared effective. In the event that a holder's regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

Redemption or Repurchase Prior To Stated Maturity

        The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

        Redemption By Us.    We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus but accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

        Repurchase Election Upon Death or Total Permanent Disability.    Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person, including notes held in an individual retirement account, by giving us written notice within 45 days following the holder's total permanent disability, as established to our satisfaction, or at the election of the holder's estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder's death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

        Repurchase at Request of Holder.    In addition to the right to elect repurchase upon death or total permanent disability, a holder may request that we repurchase one or more of the holder's notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to our approval, at our sole discretion, and the limitations described below, we may repurchase the holder's note(s) specified in the notice within 10 days of receipt of the notice. The repurchase price, in the event we elect to repurchase the notes, will be the principal amount of the note, plus interest accrued and not previously paid up to but not including the date of repurchase, minus a repurchase penalty. The early repurchase penalty for a note with a three month maturity is the interest accrued on such note up to the date of repurchase, not to exceed three months of simple interest at the existing rate. The early repurchase penalty for a note with a maturity of six months or longer is the interest accrued on such note up to the date of repurchase, not to exceed six months of simple interest at the existing rate.

        Limitations on Requirements to Repurchase.    Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder and any notes that we repurchase pursuant to the holders' request to elect repurchase. Repurchase requests related to death or total permanent disability will be honored in the order in which they are received, to the extent possible, and any such repurchase request not honored in a calendar quarter will be honored for repurchase in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to these limits. Likewise, repurchase requests not related to the death or total permanent disability will be considered in the order in which they are received, and any such repurchase request not honored in a calendar quarter will be considered for repurchase in the next calendar quarter. For purposes of determining the order in which repurchase requests are received, a repurchase request will be deemed made on the later of the date on which it is received by us or, if applicable, the date on which the death or total permanent disability is established to our reasonable satisfaction.

        Modifications to Repurchase Policy.    We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

Transfers

        The notes are not negotiable debt instruments and, subject to certain limited exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on the note register only as follows:

  •
  The holder must deliver to us written notice requesting a transfer signed by the holder(s) or such holder's duly authorized representative on a form to be supplied by us.

  •
  We must provide our written consent to the proposed transfer.

  •
  We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable securities laws.

  •
  We may require a signature guarantee in connection with such transfer.

        Upon transfer of a note, we will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any note.

Quarterly Statements

        We will provide holders of the notes with quarterly statements, which will indicate the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. We may charge such holders a reasonable fee to cover the charges incurred in providing such information.

Subordination

        The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt. "Senior debt" means all of our secured, unsecured, senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.

        The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of December 31, 2011, we had approximately $10.3 million of debt outstanding that is senior to the notes.

        Except for certain limited restrictions, neither the terms of the notes nor the indenture impose any limitation on the amount of senior debt or other indebtedness we may incur. See "Risk Factors—Risk Factors Relating to an Investment in the Notes—Because the notes rank junior to all of our existing and future debt and all other financial obligations, your notes will lack priority in payment."

        The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a member of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

        In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

        We will not make any payment, direct or indirect, whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise, on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

  •
  the default and event of default has been cured or waived or has ceased to exist; or

  •
  the end of the period (the "blockage period") commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of:

  •
  the trustee's receipt of a valid waiver of default from the holder of senior debt; or

  •
  the trustee's receipt of a written notice from the holder of senior debt terminating such a payment blockage period.

        Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee's receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

No Collateral Security; No Sinking Fund.

        The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See "Risk Factors—Risk Factors Relating to the Notes—Because the notes will have no sinking fund, security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes."

Restrictive Covenants

        The indenture contains certain limited restricted covenants that restrict us from certain actions as set forth below.

        The indenture provides that, so long as the notes are outstanding:

  •
  we will not declare or pay any distributions or other payments of cash or other property solely in respect of our equity capital to our members, other than a distribution paid in units of our limited liability company interests on a pro rata basis to all our members, unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the distribution or other payment;

  •
  our board of governors will not declare or pay any distributions to our members if, in the reasonable determination of the governors, we would have insufficient cash to meet anticipated redemption or repayment obligations; the foregoing restriction shall not apply to distributions in respect of taxes payable by our members with respect to net income or gains of the Company that have been allocated to our members;

  •
  to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and

  •
  neither our board of governors nor our members will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than substantially as an entirety, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our units of limited liability company interests, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the notes.

        We are not restricted from incurring additional indebtedness. See "Risk Factors—Risk Factors Relating to the Notes—Because there are limited restrictions on our activities under the indenture, you will have only limited protection under the indenture."

Consolidation, Merger or Sale

        The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

  •
  the resulting or acquiring entity, if other than us, is a U.S. corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

        If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

Events of Default

        The indenture provides that each of the following constitutes an event of default:

  •
  failure to pay interest on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

  •
  failure to pay principal on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

  •
  our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice;

  •
  defaults in certain of our other payment obligations that result in such payment obligations becoming or being declared immediately due and payable and such declaration is not rescinded or annulled within 60 days after our receipt of notice of such declaration; and

  •
  certain events of bankruptcy or insolvency with respect to us.

        If any event of default occurs and is continuing, other than an event of default involving certain events of bankruptcy or insolvency with respect to us, the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage period on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in "—Subordination". In the event senior debt is outstanding and no payment blockage period on the notes is in effect, a declaration of this kind will not become effective until the later of:

  •
  the day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or

  •
  the date of acceleration of any senior debt.

        In the case of an event of default arising from defaults in our other payment obligations, we will not make any payment, whether for interest or principal, on the notes, and neither the holders of the notes nor the trustee will have the right to sue to enforce the indenture or the notes, so long as the default or event of default under our other debt has occurred and is continuing, unless and until:

  •
  the default and event of default has been cured or waived or has ceased to exist; or

  •
  the end of the payment blockage period, which commences on the date the trustee receives written notice of default from a holder of the senior debt and ends on the earlier of:

  •
  the trustee's receipt of a valid waiver of default from the holder of senior debt; or

  •
  the trustee's receipt of a written notice from the holder of senior debt terminating such a payment blockage period.

        Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee's receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

        In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest on the notes, if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

  •
  a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or

  •
  a waiver that would conflict with any judgment or decree.

        We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

 Amendment, Supplement and Waiver

        Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

        Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

  •
  reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

  •
  reduces the rate of or changes the time for payment of interest, including default interest, on any note;

  •
  waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;.

  •
  makes any note payable in money other than that stated in this prospectus;

  •
  makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

  •
  makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

  •
  modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or

  •
  makes any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

  •
  to make any change that does not adversely affect the legal rights under the indenture of any such holder;

  •
  to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA.

 The Trustee

        BOKF, NA dba Bank of Oklahoma has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

        Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

        The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the TIA, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

        We will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

No Personal Liability of Our Governors, Officers, Employees and Members

        No governor, officer, employee, organizer or member of ours will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, excluding any liability arising under federal securities laws, rules and regulations. The waiver and release are part of the consideration for issuance of the notes.

Service Charges

        We may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates, or transfers, whether by operation of law or otherwise, of a note by the holder to another person.

Additional Securities

        We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus, provided we comply with all applicable securities laws and regulations. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

 Variations in Terms and Conditions

        We may from time to time vary the terms and conditions of the notes offered by this prospectus, including, but not limited to: minimum initial principal investment amount requirements; maximum aggregate principal amount limits; interest rates; minimum denominations; service and other fees and charges; and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor—for example, new or current investor—or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any notes issued and outstanding.

Interest Withholding

        We will withhold 28% of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement, or another document, or where the Internal Revenue Service has notified us that backup withholding is otherwise required. Please read "Material Federal Income Tax Consequences—Reporting and Backup Withholding."

Liquidity

        There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

Satisfaction and Discharge of Indenture

        The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer's certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

Reports

        We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who sends a written request to:

Twin Cities Power Holdings, LLC
16233 Kenyon Avenue, Suite 210
Lakeville, MN 55044
Telephone: (952) 241-3103
Attention: Corporate Secretary

        Our annual and quarterly reports will be filed with the SEC and will also be available for your review on the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        To ensure compliance with United States Treasury Department Circular 230, prospective investors are hereby notified that: (a) any discussion of United States Federal Tax matters in this Offering Summary is not intended to be relied upon, and cannot be relied upon by prospective investors for the purpose of avoiding penalties that may be imposed on them under the United States Tax Laws; (b) such discussion is included in connection with the promotion or marketing of the notes; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

        The following discussion summarizes the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, it does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.

Interest Income on the Notes

        Subject to the discussion below applicable to "non-U.S. holders," unless the original issue discount or "OID" rules otherwise require, interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer. Under the OID rules, the excess of total payments on a note, including interest that is not unconditionally payable at least annually throughout the term of the note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

        If you are a cash method holder of a note with a term of one year or less, you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under the constant yield method, as described above.

        Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder's income.

        However, if you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term, without regard to renewals, as ordinary gross income as the OID accrues. OID accrues under the constant yield method, as described above.

 Treatment of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your original cost for the note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the note and reduced by any payments you previously received, other than interest that is unconditionally payable at least annually throughout the term of the note, with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

        Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as "portfolio interest" and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

        We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the notes.

        Under certain circumstances, as a holder of a note, you may be subject to "backup withholding" currently at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

        This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Recent Legislation

        On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, which imposes a U.S. withholding tax of a 30% rate on interest and proceeds of sale in respect of our notes received by U.S. holders who own their notes through foreign accounts or foreign intermediaries and certain non-U.S holders if certain due diligence and disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding tax with respect to such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for notes issued after March 18, 2012.

        For taxable years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the "net investment income" of certain individuals, and on the undistributed "net investment income" of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, less certain deductions. Prospective investors are urged to consult with their tax advisors regarding the possible implications of this legislation in their particular circumstances.

 PLAN OF DISTRIBUTION

        Except as we may otherwise indicate in an applicable prospectus supplement, we will sell these securities directly, without an underwriter, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission or other remuneration based either directly or indirectly on transactions in the securities, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

        We plan to market the notes directly to the public through newspaper, radio, internet, direct mail and other advertising. We have engaged a third party, Redwater, LLC ("Servicing Agent"), to act as our servicing agent and manage certain administrative and customer service functions relating to the notes, including handling administrative inquiries from potential investors, mailing investment kits, processing subscription agreements and responding to certain written and telephonic questions relating to the notes. The Servicing Agent will forward to us written or telephonic questions by investors and note holders regarding topics that are not addressed in the prospectus or its supplements, including without limitation questions relating to our finances and business, our performance and practices with regard to the notes, and substantive matters regarding an investment in the notes, unless such questions can be answered solely by reference to our SEC filings. The Servicing Agent may respond to questions that are purely administrative or ministerial in nature. The Servicing Agent will also be responsible for recording changes in note holders' addresses or accounts, preparing and issuing maturity and renewal notices, quarterly statements, newsletters, reports and analyses to note holders and to us, directing the paying agent to make scheduled payments, repurchase payments and redemption payments in a timely manner, and directing the paying agent to issue Form 1099INT's to note holders as required by law. In addition, the Servicing Agent will provide the trustee (with a copy to us) with management reports regarding the notes as required under the indenture. We may elect to perform these duties ourselves.

        Subject to a monthly minimum of $2,500, we will pay the Servicing Agent a monthly service fee of $7.50 per note based on the maximum number of notes outstanding during the month. The Servicing Agent will also retain the difference between the published gross advertising rates and the net advertising rates or earn an equivalent mark-up for facilitating the printing of marketing materials and placement of advertisements purchased by us. We will also pay the Servicing Agent a fulfillment fee of $2.00 per investment kit mailed and $0.75 per bonus offer kit mailed.

        All subscriptions, investor materials, and advertisements must be approved by us.

        We will bear the expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. No one will receive a commission based on notes sold or renewed.

        Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on Nasdaq. No one is obligated to make a market in the notes, and we do not anticipate that a secondary market for the notes will develop.

        We may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of the Notes—Interest Rate" and "—Variations in Terms and Conditions" in this prospectus.

 LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon for us by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota.

EXPERTS

        The consolidated financial statements of Twin Cities Power Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2011 and 2010, included in this prospectus have been so included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the notes being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Twin Cities Power Holdings, LLC and the notes offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

        The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You can read our SEC filings, including the registration statement, on the Internet at the SEC's website. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at http://www.twincitiespower.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Twin Cities Power Holdings, LLC

And Subsidiaries

        Lakeville, Minnesota

        Consolidated Financial Statements
For the Years Ended December 31, 2011 and 2010

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TWIN CITIES POWER HOLDINGS, LLC AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Governors and Members
Twin Cities Power Holdings, LLC and Subsidiaries
Lakeville, Minnesota

        We have audited the accompanying consolidated balance sheets of Twin Cities Power Holdings, LLC and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, members' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Twin Cities Power Holdings, LLC and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota
March 30, 2012

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2011 and 2010

	2011	2010
Assets
Current assets
Cash	$971,081	$3,853,588
Trading accounts and deposits	15,833,940	36,188,303
Accounts receivable—trade	614,151	9,574,632
Prepaid expenses and other assets	223,981	4,803,033
Deferred tax assets	526,486	—

Total current assets	18,169,639	54,419,556
Equipment and furniture, net	669,728	637,003

Total assets	$18,839,367	$55,056,559

Liabilities and Members' Equity
Current liabilities
Accounts payable—trade	$878,275	$9,090,127
Accrued expenses and other	8,584	852,927
Accrued compensation	3,980,551	6,350,246
Accrued interest	145,169	4,111,005
Income taxes payable	475,852	493,126
Notes payable, related parties	2,000,000	30,550,000
Notes payable	4,402,253	2,745,000

Total current liabilities	11,890,684	54,192,431
Long-term debt	3,886,012	—

Total liabilities	15,776,696	54,192,431
Commitments and contingencies
Members' equity
Members' equity	2,439,004	389,268
Notes receivable, members	—	(240,000)
Accumulated other comprehensive income	623,667	714,860

Total members' equity	3,062,671	864,128

Total liabilities and members' equity	$18,839,367	$55,056,559

See notes to consolidated financial statements

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years ended December 31, 2011 and 2010

	2011	2010
Revenue
Trading revenue, net	$42,401,539	$43,644,818
Consulting fees	311,829	660,497

	42,713,368	44,305,315
Operating expenses
Salaries and wages and related taxes	21,343,764	22,990,725
Professional fees	2,898,142	2,138,306
Other general and administrative	2,420,874	2,631,304
Trading tools and subscriptions	1,316,653	2,109,479

	27,979,433	29,869,814

Operating income	14,733,935	14,435,501
Other income (expense)
Interest expense	(3,027,621)	(7,172,119)
Interest income	60,467	33,394
Loss on foreign currency exchange	(86,581)	(142,533)
Impairment of investment	—	(609,985)
Impairment of related party note receivable	—	(250,000)

	(3,053,735)	(8,141,243)

Income before income taxes	11,680,200	6,294,258
Provision for income taxes	458,000	748,000

Net income	11,222,200	5,546,258
Other comprehensive income
Foreign currency translation adjustment	91,193	(127,456)

Comprehensive income	$11,313,393	$5,418,802

See notes to consolidated financial statements

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net income	$11,222,200	$5,546,258
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of investment	—	609,985
Impairment of related party note receivable	—	250,000
Write off of notes receivables, members	240,000	—
Deferred income tax benefit	(526,486)	—
Loss on disposal of equipment and furniture	4,237	82,432
Depreciation and amortization	174,873	181,212
(Increase) decrease in:
Trading accounts and deposits	20,205,263	(4,438,043)
Accounts receivable—trade	9,019,164	(3,986,497)
Prepaid expenses and other assets	4,593,028	(4,631,092)
Increase (decrease) in:
Accounts payable—trade	(8,276,827)	4,716,253
Accrued expenses	176,665	(242,743)
Accrued compensation	(2,334,564)	5,412,896
Accrued interest	(1,076,946)	3,053,402

Net cash provided by operating activites	33,420,607	6,554,063
Cash flows from investing activities
Notes receivable, related parties	—	(240,000)
Purchase of equipment and furniture	(213,048)	(157,542)

Net cash used in investing activities	(213,048)	(397,542)
Cash flows from financing activities
Proceeds on notes payable	600,000	—
Payments on notes payable	(29,435,752)	(3,255,000)
Distributions	(7,262,147)	(544,277)

Net cash used in financing activities	(36,097,899)	(3,799,277)

Net increase (decrease) in cash	(2,890,340)	2,357,244
Effect of exchange rate changes on cash	7,833	(362,549)
Cash:
Beginning of year	3,853,588	1,858,893

End of year	$971,081	$3,853,588

Non-Cash Investing and Financing Activities:
Notes payable issued in exchange for members' equity, accrued interest, and accrued expenses (see Note 7. Notes Payable, Borrowings from the HTS Parties)	$5,829,017	—

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$4,080,679	$4,075,097

Cash payments for income taxes, net	$1,008,702	$969,459

See notes to consolidated financial statements

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Members' Equity (Deficit)

For the Years ended December 31, 2011 and 2010

	2011	2010
Balance—Beginning of year	$389,268	$(4,612,713)
Net income	11,222,200	5,546,258
Conversion of equity to debt	(1,910,317)	—
Distributions	(7,262,147)	(544,277)

Balance—End of year	$2,439,004	$389,268

See notes to consolidated financial statements

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

1. Organization and Description of Business

Organization of Holding Company

        Twin Cities Power Holdings, LLC ("TCPH" or the "Company") is a Minnesota limited liability company formed on December 30, 2009, but had no assets or operations prior to December 31, 2011.

        On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization with Twin Cities Power, LLC ("TCP"), Cygnus Partners, LLC ("CP"), Twin Cities Energy, LLC ("TCE"), and TCPH's current members to pursue operating efficiencies not available under the old corporate structure (the "Reorganization").

        Prior to the Reorganization, TCP, CP, and TCE were affiliated through common ownership as follows:

	TCP		CP		TCE
Member	Units Held	Percent	Units Held	Percent	Units Held	Percent
Timothy S. Krieger	4,435	68.23%	4,435	68.23%	4,435	68.23%
Michael Tufte	1,540	23.69%	1,540	23.69%	1,540	23.69%
DBJ 2001 Holdings, LLC	525	8.08%	525	8.08%	525	8.08%

Totals	6,500	100.00%	6,500	100.00%	6,500	100.00%

        Effective December 31, 2011 following receipt of approval from the Federal Energy Regulatory Commission ("FERC"), the members of TCP, CP, and TCE each contributed all of their ownership interests in these entities to TCPH in exchange for ownership interests in TCPH as follows:

	TCPH
Member	Units Held	Percent
Timothy S. Krieger	4,435	68.23%
Michael Tufte	1,540	23.69%
DBJ 2001 Holdings, LLC	525	8.08%

Total	6,500	100.00%

        Consequently, after the Reorganization, which made TCPH the sole member of each of TCP, CP, and TCE, the financial statements are presented on a consolidated basis while prior to the Reorganization, the financial statements include the combined financial position, results of operations and cash flows for what are now TCPH's first-tier subsidiaries (the "Operating Companies") as though the exchange of equity interests had occurred as of January 1, 2011. Similarly, the financial position, results of operations and cash flows as of and for the year ended December 31, 2010 have been similarly presented. The Reorganization was accounted for as a transaction among entities under common control. All inter-company transactions have been eliminated.

The Operating Companies

        TCP is a Minnesota limited liability company formed on January 1, 2007. Prior to January 1, 2010, TCP had two classes of membership interests outstanding, one voting and one non-voting. On

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

1. Organization and Description of Business (Continued)

January 1, 2010, the non-voting units were redeemed for an immaterial amount. TCP has the following subsidiaries, all of which are Minnesota limited liability companies:

  •
  Vision Consulting, LLC ("VC") was formed on April 4, 2009 and is 80% owned by TCP. VC has one class of membership units with voting rights. Allocation of income and loss are allocated to the members pro rata based on their membership in the company. The Company has not separately presented the balances attributed to the minority member interest of VC in its financial statements because they are not material. In June 2011, both members of Vision consented to discontinue operations.

  •
  TC Energy Trading, LLC ("TCT") was formed on May 22, 2009 and is 100% owned by TCP.

  •
  Chesapeake Trading Group, LLC ("CTG") was formed on June 16, 2009 and is 100% owned by TCP.

  •
  Summit Energy, LLC, ("SUM") was formed on December 4, 2009 and has two classes of members—a voting class, Class A, and a non-voting class, Class B. TCP owns 100% of the Class A units, which represent 100% of the equity interest in SUM. The rights of Class B members are limited to specific allocations of income and loss as set forth in the member control agreement and are recorded as profits interests in the year earned. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        CP is a Minnesota limited liability company that was formed by the owners of TCP on March 14, 2008. CP has one class of membership units with voting rights. Allocations of income and losses are made to the members pro rata based on their membership in the Company. CP is consolidated with the following subsidiary:

  •
  Cygnus Energy Futures, LLC ("CEF") is a Minnesota limited liability company and was formed on July 24, 2007. CEF has two classes of members—a voting class, Class A, and a non-voting class, Class B. CP owns 100% of CEF's Class A member units, which represent 100% of the equity interest in CEF. The rights of Class B members are limited to specific allocations of income and loss as set forth in the member control agreement and are recorded as profits interests in the year earned. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

        TCE, formerly known as Alberta Power, LLC, is a Minnesota limited liability company which was formed on March 27, 2008. TCE has one class of membership units with voting rights. Allocations of income and losses are made to the members pro rata based on their membership in the Company. TCE is consolidated with the following subsidiary:

  •
  Twin Cities Power—Canada, ULC ("CAN") was formed on January 29, 2008 as a Canadian unlimited liability corporation and converted to a regular Alberta corporation in February 2012. CAN is 100% owned by TCE. CAN was owned by TCP until March 27, 2008 when the members of TCP exchanged their interests in CAN for interests in TCE.

        Under the Minnesota Limited Liability Act, members of a limited liability company are generally not responsible for the debts and obligations of the entity. Income, gains, losses, deductions, priority

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

1. Organization and Description of Business (Continued)

returns, and cash flow are allocated among members based on terms and conditions as outlined in the member control agreement.

Business

        The Company trades financial and physical contracts in seven wholesale electricity markets managed by Independent System Operators or Regional Transmission Organizations (collectively, the "ISOs") including those managed by the Midwest Independent System Operator ("MISO"), the California Independent System Operator ("CAISO"), the Electric Reliability Council of Texas ("ERCOT"), the PJM Interconnection ("PJM"), ISO New England ("ISO-NE"), the New York Independent System Operator ("NYISO"), and the Ontario Independent Electricity System Operator ("IESO").

        The Company also trades electricity and other energy-related commodities and derivatives on exchanges operated by the Intercontinental Exchange® ("ICE"), the Natural Gas Exchange Inc. ("NGX"), and the CME Group ("CME"). U.S. ISOs are regulated by the FERC, a division of the United States Department of Energy. The Commodity Futures Trading Commission ("CFTC") regulates ICE, NGX and CME.

        In general, the Company's trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the commodity. ISO-traded financial contracts are also known as virtual trades, are outstanding overnight, and settle the next day. The Company also trades physical electricity between certain markets, buying in one market and selling in another. On ICE, NGX, and CME, the Company trades electricity, natural gas, and oil derivatives and often holds an open interest in these contracts overnight or longer. Financial transactions comprised of approximately 94% and 90% of the Company's revenue during 2011 and 2010, respectively.

        Regardless of the market or contract type, non-rated participants such as the Company are typically required to place cash collateral with market operators in order to trade, with the specific amounts of such depending upon the rules and requirements of the particular market.

        The Company also provides consulting services through its VC affiliate. These services primarily include strategic planning and Sarbanes-Oxley compliance services. VC discontinued offering all consulting services in June 2011.

2. Summary of Significant Accounting Policies

Consolidation Policy

        The accompanying consolidated financial statements include all of the accounts of the Company and its first- and second-tier subsidiaries. Intercompany transactions and balances have been eliminated.

Cash

        The Company deposits its cash in high credit quality financial institutions. The balance, at times, may exceed federally insured limits.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

Trading Accounts and Deposits

        The Company maintains cash balances in brokerage accounts to facilitate its trading activities. In addition, the Company has cash deposits in collateral accounts at various ISOs and the ICE. All of these accounts are uninsured.

Revenue Recognition and Commodity Derivative Instruments

        The Company's revenues are derived from trading financial and physical energy contracts. These contracts are marked to fair value each period in the accompanying consolidated balance sheets and revenues are recorded based on realized and unrealized gains and losses on such contracts, net of costs. These transactions are shown as operating activities in the consolidated statements of cash flow.

        The Company's trading activities also use derivatives such as financial and physical swaps, forward sales contracts, futures contracts, and options to generate trading revenues. The following table lists the gross fair values of the Company's derivative assets and liabilities, none of which are designated as hedging instruments as of December 31:

	2011	2010
Derivative Assets*
Energy commodity contracts	$43,760	$4,295,694
Energy commodity option contracts	—	280,298

Total derivative assets	43,760	4,575,992
Derivative Liabilities*
Energy commodity contracts	25,840	2,449,045

Total derivative liabilities	25,840	2,449,045

Derivative assets less liabilities	17,920	2,126,947
Cash in collateral and deposit accounts	15,816,020	34,061,356

Trading accounts and deposits, net	$15,833,940	$36,188,303

*
Balance sheet location is trading accounts and deposits.

        The Company's contracts with the ISO's, ICE, and NGX permit net settlement of contracts by the various exchanges, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Substantially all the Company's revenues are generated by these trading activities.

        Revenue for consulting services is recognized when the service is performed.

Foreign Currency Translation

        For foreign subsidiaries whose functional currency is the local foreign currency, balance sheet accounts are translated at exchange rates in effect at the end of the month and income statement

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

accounts are translated at average monthly exchange rates for the year. Foreign currency transactions denominated in a foreign currency result in gains and losses due to the increase or decrease in exchange rates between periods. Translation gains and losses are included as a separate component of equity. Gains and losses from foreign currency transactions are included in other income or expense.

        Foreign currency transactions resulted in losses of $86,581 and $142,533 for the years ended December 31, 2011 and 2010, respectively.

Accounts Receivable—Trade

        Accounts receivable—trade represent net settlement amounts due from an exchange and are reported at the amount management expects to collect from outstanding balances. Differences between amounts due and expected collections are reported in the results of operations for the period in which those differences are determined. There was no allowance for doubtful accounts as of December 31, 2011 or 2010.

Equipment and Furniture

        Equipment and furniture are carried at cost and additions or replacements are capitalized. The cost of equipment disposed of or retired and the related accumulated depreciation are eliminated from the accounts with any gain or loss included in operations. Equipment, computers, and furniture are depreciated using the straight-line method over the estimated useful lives of the assets that range from 5 to 7 years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term, or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

        Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has determined that no impairment of long-lived assets from continuing operations exists.

Other Assets

        The Company owned other assets at December 31, 2009 that represented the purchase of common stock in unrelated third parties. The Company recorded the investment at cost as it approximated fair value. During 2010, the Company determined the stock was worthless and recorded an impairment expense of $609,985 for the year ended December 31, 2010.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

Profits Interests

        Specific second-tier subsidiaries of the Company have Class B members. Under the terms of the subsidiary's member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet.

        During the years ended December 31, 2011 and 2010, the Company included $8,402,446 and $5,881,140, respectively, in salaries and wages and related taxes, representing the allocation of profits interests to Class B members.

Use of Estimates

        Preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts for revenue and expenses during the reported period. Actual results could differ from those estimates.

Income Taxes

        Except for CAN, the Company's subsidiaries are not taxable entities for federal income tax purposes. As such, the Company does not directly pay federal income tax. Taxable income or loss, which may vary substantially from the net income or net loss reported in our consolidated statement of comprehensive income, is includable in the federal income tax returns for each member. Members of the Company are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal or state income taxes has been made for those entities.

        CAN files tax returns with the Canada Revenue Agency and the Alberta Finance and Enterprise, Tax and Revenue Administration. See Note 8. Income Taxes.

        In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on evaluation of the Company's tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the years ended December 31, 2011 and 2010. The Company's federal and state tax returns are potentially open to examinations for the years 2007 through 2011 and Canadian tax returns for the fiscal years 2008 through 2011.

New Accounting Pronouncements

        In December 2011, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

and Liabilities". The amendments in this ASU require an entity to disclose information about offsetting and related arrangements on its financial position. This includes the effect or potential effect of rights of offset associated with an entity's recognized assets and recognized liabilities and require improved information about financial instruments and derivative instruments that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with Section 210-20-45 or Section 915-10-45. The amendments are effective for annual reporting periods beginning on or after January 1, 2013 and retrospective disclosure is required for all comparative periods presented. No early adoption is permitted. The Company believes that the adoption of ASU 2011-11 will not have any impact on the Company's consolidated results of operation and financial condition but may require certain additional disclosures.

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"). ASU 2011-05 requires the presentation of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. ASU 2011-05 will be effective for the Company's fiscal year beginning January 1, 2012, with early adoption permitted. The Company adopted the provisions of ASU 2011-05 and applied them retrospectively. The Company's retroactive adoption of ASU 2011-05 did not have a material impact on its financial position or results of operations.

        In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU 2011-04"). ASU 2011-04 amends ASC 820, Fair Value Measurements ("ASC 820"), providing a consistent definition and measurement of fair value. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement, and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. ASU 2011-04 will be effective for the Company's fiscal year beginning January 1, 2012. The adoption of ASU 2011-04 is not expected to have a material effect on the Company's financial statements, but may require certain additional disclosures. The amendments in ASU 2011-04 are to be applied prospectively.

        In January 2010, the Company adopted FASB ASU No. 2010-06, Fair Value Measurement and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements ("ASU 2010-06"). These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and Level 2 fair value measurements. The standards also require new disclosures of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standard also clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures and classifications of existing disclosures were adopted. The disclosures about purchases, sales issuances, and settlements in the roll-forward of Level 3 fair value measurements were effective for the Company on January 1, 2011 and their adoption did not have a material impact on the Company's financial statements.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

3. Financial Instruments

        The Company holds various financial instruments. The nature of these instruments and the Company's operations expose the Company to foreign currency risk, fair value risk, and credit risk.

        A portion of the Company's assets and liabilities are denominated in Canadian dollars ("C$") and are subject to fluctuations in exchange rates. The Company does not have any exposure to any highly inflationary foreign currencies.

        The fair values of the Company's cash, accounts receivable, notes receivable, and accounts payable were considered to approximate their carrying values at December 31, 2011 and 2010 due to the immediate and short-term nature of the accounts. The fair value of related party notes payable and receivable may be different from their carrying values. No assessment of the fair value of these obligations has been completed and there is no readily available market price. However, since the majority of the notes payable were fully paid subsequent to December 31, 2010 at their stated amounts, management believes that the carrying values are a reasonable approximation of fair value at December 31, 2011 and 2010.

4. Concentrations of Credit Risk

        Financial instruments that subject the Company to concentrations of credit risk consist principally of trading accounts and deposits and accounts receivable. The Company has a risk policy that includes value at risk calculations, position limits, stop loss limits, stress testing, system controls, position monitoring, liquidity guidelines and compliance training. Since the Company clears all of its transactions through various exchanges, at any given time there may be a concentration of balances with any one of the exchanges.

        There were three individual accounts with receivable balances greater than 10% that aggregated 100% of total consolidated accounts receivable as of December 31, 2011. As of December 31, 2010, there were two individual accounts with receivable balances greater than 10% that aggregated 85% of total consolidated accounts receivable. The Company believes that any risk associated with these concentrations would be minimal, if any.

5. Fair Value Measurements

        The Fair Value Measurement Topic of FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair market hierarchy are as follows:

  •
  Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 inputs are inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3 inputs are unobservable inputs for which little or no market data exists.

        Determination of fair value for electricity derivative contracts is complex and relies on judgments concerning future prices, volatility, and liquidity, among other factors. All of the derivatives traded by the Company are traded on exchanges with quoted market prices for identical instruments. There have been no changes in the methodologies used at December 31, 2011.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

5. Fair Value Measurements (Continued)

        The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the valuation methods are considered appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

        The following table presents the amounts of assets measured at fair value on a recurring basis as of:

	Level 1	Level 2	Level 3	Total
December 31, 2011
Trading accounts and deposits	$15,833,940	$—	$—	$15,833,940
December 31, 2010
Trading accounts and deposits	$36,188,303	$—	$—	$36,188,303

6. Equipment and Furniture

        Equipment and furniture consisted of the following at December 31:

	2011	2010
Equipment	$695,321	$673,908
Furniture	249,035	222,945
Leasehold improvements	184,789	35,135

	1,129,145	931,988
Less: accumulated depreciation	(459,417)	(294,985)

	$669,728	$637,003

        Depreciation expense including leasehold amortization expense was $174,873 and $181,212 for the years ended December 31, 2011 and 2010, respectively.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

7. Notes Payable

        Notes payable by the Company are summarized as follows at December 31:

	2011	2010
Note dated October 1, 2011, HTS Parties as defined below, quarterly payments of principal of $485,751 plus interest at 15% per annum until maturity on October 1, 2013 with a balloon principal payment of $1,943,004. See Borrowings from the HTS Parties below	$5,343,265	$—
Various notes payable, HTS Parties, repaid in 2011.	—	28,550,000
Note payable, third party, dated April 8, 2011, accruing interest at 20%. The loan is payable on demand or on December 31, 2012.	200,000	—
Note payable due to Patrick C. Sunseri, an employee and related party, dated July 16, 2009, accruing interest at 15%. The loan is payable on demand with 30 days' notice and is secured by all cash, accounts receivable, and other assets of TCP and is personally guaranteed by two members of TCP.	2,000,000	2,000,000
Loan agreement, third party, dated April 1, 2008, accruing interest at 20%. The loan is payable on demand with 90 days' notice, is subject to certain covenants, and is personally guaranteed by two members of TCP.	745,000	745,000
Loan agreement, third party, dated September 1, 2006, accruing interest at 20%. The loan is payable on demand with 90 days' notice, is subject to certain covenants, and is guaranteed by two members of TCP.	2,000,000	2,000,000

	$10,288,265	$33,295,000

        Notes payable by maturity are summarized as follows:

	2011	2010
2011 or on demand	$—	$33,295,000
2012 or on demand	6,402,253	—
2013	3,886,012	—

Total	$10,288,265	$33,295,000

        Certain of the notes are subject to covenants that include reporting obligations, access to records, continued solvency, and approval for withdrawal of cash from credit accounts. During 2011 and 2010, the Company was not in compliance with all of these covenants and they were not enforced by the related party lenders. Moreover, none of the technical defaults were waived as the Company did not seek waiver.

Borrowings from the HTS Parties

        Between 2006 and 2010, TCP borrowed a total of $30,800,000 from Robert O. Schachter ("Schachter") and his affiliated entities, HTS Capital, LLC ("HTS") and Clearwaters Capital, LLC ("CCL"). Schachter, HTS, and CCL are collectively referred to as the "HTS Parties". HTS was a

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

7. Notes Payable (Continued)

member of the Company and a related party until March 23, 2011 when its membership interests were purchased by the Company.

        During the spring of 2010, the HTS Parties began to indicate they were going to call the notes. The Company negotiated with the HTS Parties and entered into an Interim Agreement dated April 14, 2010 which provided that the loans would bear interest at a fixed annual rate of 20%, effective January 1, 2010. The Interim Agreement also established repayment terms for a $6,000,000 advance.

        On May 6, 2010, the HTS Parties gave notice to the Company that payment of specified loans was due in 90 days. When the Company missed one interest payment due under the individual notes and loan agreements, the HTS Parties gave notice accelerating payment of all remaining amounts due under all the loans. The Company believed that the HTS Parties had breached the Interim Agreement in calling the loans, and accordingly the Company recorded interest expense according to the original terms of the notes rather than at the 20% rate provided for in the Interim Agreement.

        On March 11, 2011 the parties reached a Settlement Agreement pursuant which they agreed to undergo binding arbitration to resolve outstanding disputes. Under the Settlement Agreement, TCP agreed to pay all $28,550,000 of indebtedness due to the HTS Parties plus interest. The Settlement Agreement provided for the payment of a first installment of $15,000,000 and a second installment consisting of the remaining $13,550,000, $1,640,958 of interest, and a $1,000,000 payment on the HTS Parties capital account. The second installment was to be paid within 60 days of the first installment, subject to five separate 30 day extensions. Additional terms of the Settlement Agreement included the purchase of the HTS Parties membership interests for $150,000, dismissal of all lawsuits by and among TCP and the HTS Parties, payment of $530,000 in legal fees incurred by the HTS Parties, payment of up to $150,000 in legal fees paid by other related parties, and an agreement to undergo binding arbitration for any remaining disputed matters.

        The first installment of $15,000,000 was paid on March 17, 2011. The Company purchased the HTS Parties membership interests for $150,000 on March 23, 2011. Two 30-day extension payments of $2,000,000 each against the second installment were made on May 12, 2011 and June 10, 2011. The balance of the second installment totaling $12,190,958 was paid on July 1, 2011 and consisted of $9,550,000 for the remaining indebtedness, $1,640,958 for interest, and a $1,000,000 payment on the HTS Parties capital account. The Settlement Agreement provided that the HTS Parties remaining capital account balance and certain legal fees and accrued interest would be converted into a new note payable to the HTS Parties. Other terms for the new note were to be determined through arbitration.

        On November 1, 2011, the arbitrator issued a final award. The HTS Parties were awarded additional interest for 2010 and 2011, additional legal fees, and certain other expenses. All amounts owed to the HTS Parties as of September 30, 2011, including the HTS Parties' remaining capital account balance, unpaid interest, and legal fees were converted into a new $5,829,017 note dated October 1, 2011 and payable in twelve equal quarterly installments of principal of $485,751 plus interest at 15% per annum until maturity on October 1, 2014 (the "HTS Note").

        The HTS Note contains certain affirmative and negative covenants including delivery of quarterly and annual financial statements and annual tax returns, maintenance of business, and restrictions on additional indebtedness, as well as specifying certain events of default. The HTS Note is jointly and severally guaranteed as to payment of up to $3,711,486 by Timothy Krieger and Michael Tufte. The first quarterly payment on the HTS Note was made on December 30, 2011. On February 20, 2012, the HTS Note was amended by the arbitrator to provide for a balloon payment of principal of $1,943,004 on October 1, 2013. See Note 14. Subsequent Events.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

8. Income Taxes

        Income tax expense represents the sum of current and deferred taxes. Current taxes payable are based on taxable profits for the year using tax rates that have been enacted or substantively enacted by the balance sheet date.

        Components of income tax expense applicable to continuing operations for foreign taxes are as follows:

	Years ended December 31,
	2011	2010
Current foreign taxes	$984,486	$748,000
Deferred foreign taxes	(526,486)	—

	$458,000	$748,000

        The difference between the statutory federal income tax rate and the Company's effective income tax rate is summarized as follows:

	Years ended December 31,
	2011	2010
Federal income tax rate	35.00%	35.00%
Increase (decrease) as a result of:
Ownership earnings not subject to tax	(35.00)%	(35.00)%
Income tax attributable to foreign earnings	3.90%	11.90%

	3.90%	11.90%

        The Company's deferred tax asset in the amount of $526,486, as of December 31, 2011, relates solely to accrued compensation.

9. Leases

        The Company leases office space and various office accessories. The following table summarizes key terms of the various leases for office space.

Location	Expiration Date	Square Footage	Monthly Rent
Lakeville, Minnesota	10/31/2016	8,333	$10,416
East Windsor, New Jersey	9/30/2013	1,150	2,289
Tulsa, Oklahoma	2/28/2013	2,057	3,770
Carlsbad, California	8/31/2015	1,967	5,527
Calgary, Alberta	2/28/2013	2,308	8,300
Newtown, Pennsylvania	12/31/2012	1,355	1,745

Total		17,170	$32,047

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

9. Leases (Continued)

        In November 2011, the Company became obligated to pay $400 per month under a verbal month-to-month lease in Wellesley, Massachusetts. In addition, the Company has entered into several leases for office equipment that expire between 2012 and 2015.

        Total lease expense for office space and equipment was $482,689 and $411,615 for the years ended December 31, 2011 and 2010, respectively.

        Future minimum lease payments under the Company's lease agreements are as follows:

Years Ended December 31,	Amount
2012	$391,000
2013	246,000
2014	201,000
2015	175,000
2016	104,000

Total	$1,117,000

10. Defined Contribution 401(k) Savings Plan

        Substantially all employees are eligible to participate in the Company's 401(k) Savings Plan (the "Savings Plan"). Employees may make pre-tax voluntary contributions to their individual accounts up to a maximum of 50% of their aggregate compensation, but not more than currently allowable Internal Revenue Service limitations. The Savings Plan does not have any employer matching provisions. Employee participants in the Savings Plan may allocate their account balances among 14 different funds available through a third party custodian.

11. Related Party Transactions

        During 2011 and 2010, the Company loaned funds to two members. The promissory notes provide for interest at 6% per annum, payable annually. Principal and any unpaid interest may be repaid from distributions or bonuses and must be paid immediately upon termination of employment. The Company forgave these promissory notes aggregating $160,000 and $180,000 in December 2011. The total advance to each member was $120,000 as of December 31, 2010.

        The Company had a note receivable from a terminated employee for $250,000 at December 31, 2009. During 2010, the Company determined that the loan would not be collected in accordance with the terms of the loan agreement, and accordingly, it recorded an impairment charge of $250,000 during the year ended December 31, 2010.

        The following table summarizes notes payable to related parties at December 31:

	2011	2010
HTS Parties	$—	$28,550,000
Patrick C. Sunseri, an employee	2,000,000	2,000,000

Total related parties	$2,000,000	$30,550,000

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

11. Related Party Transactions (Continued)

        The Company has various notes payable to related parties. Interest expense associated with related party notes was $1,556,175 and $6,120,220 for the years ended December 31, 2011 and 2010, respectively. Total interest paid to the related parties for the years ended December 31, 2011 and 2010 was $1,585,336 and $2,912,259, respectively. See Note 7. Notes Payable, Borrowings from HTS Parties and Note 14. Subsequent Events for additional information.

        On June 23, 2011, the building in which the Company leases its Lakeville, Minnesota office space was sold to Kenyon Holdings, LLC ("KH"), a company owned by Timothy S. Krieger, the Company's Chief Executive Officer and controlling member and Keith W. Sperbeck, its Vice President of Operations. The existing lease with the Company was assumed from the previous owner by KH. The Company is required to pay base rent, real estate taxes, and operating expenses. On November 21, 2011, the Company amended the lease, increasing the amount of rented space from 6,378 to 8,333 square feet, increasing the monthly rent from $7,972 to $10,416, and extending the lease term by two years and three months. During 2011, $102,016 was paid to KH for rent, real estate taxes, and operating expenses.

12. Segment Reporting

        A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company operates substantially in a single industry segment, trading electricity, electricity derivative contracts and certain other energy commodities, all of which fall under a similar regulatory environment. Management believes that the Company meets the criteria for aggregating its operating components into a single reporting segment.

        Total net equipment and furniture located in Canada was $62,046 and $89,366 as of December 31, 2011 and 2010, respectively.

13. Commitments and Contingencies

Letter of Credit Facilities

        On April 22, 2010, CAN entered into an agreement with a Canadian bank whereby it provided a security interest in all its personal property as security for a Declaration and Indemnity Agreement with Export Development Canada ("EDC"). EDC provided bonding support in the form of a C$2,338,712 letter of credit facility at a Canadian bank, all of which was outstanding at December 31, 2010. At the Company's request, the letter of credit was cancelled on November 15, 2011 and the facility expired on December 29, 2011.

FERC Investigations

        On February 17, 2011, the Company was notified by FERC that it had commenced a formal, non-public investigation of certain power trading and scheduling activity in PJM by CAN. The investigation related to possible violations of FERC regulations, including but not limited to, prohibitions against market manipulation. FERC investigated the activity for the period from May 1, 2010 through February 17, 2011. On November 23, 2011, the Company was notified that FERC had determined to take no further action with respect to the matter.

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

13. Commitments and Contingencies (Continued)

        On October 12, 2011, FERC initiated a formal non-public investigation into TCE's power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011. Depending on the investigation's outcome, the Company may be liable for legal fees, potential disgorgement of profits, and possible civil penalties. Since the second investigation is in its nascent stages, the Company is unable to determine the likelihood of an unfavorable outcome or the amount or range of any potential loss, other than the expenditure of legal fees for defense.

Former Employee Litigation

        On February 1, 2011, the Company commenced a major reorganization of its Calgary office. All personnel were terminated as of February 1, 2011 and several were rehired in the subsequent days. Three former employees commenced legal proceedings and brought three separate summary judgment applications seeking damages aggregating C$3,367,000 for wrongful dismissal and payment of outstanding performance bonuses. The Company has filed counterclaims aggregating C$3,096,000 against two of the former employees for losses suffered, inappropriate expenses, and related matters. Two of the three summary judgment applications were dismissed and the Company's liability, if any, as it relates to these two matters will be determined in the normal course of litigation. One of the three applications was allowed, however, the amount owed by the Company, if any, will require an assessment by a Judge in the Court of Queen's Bench. The Company has appealed the allowed application.

        Additionally, one former employee sought and obtained an injunction to freeze certain bank accounts utilized by CAN to transact trades on NGX. Although the injunction was set aside, another former employee obtained an attachment order and approximately C$1,833,000 is currently held in trust. The Company is appealing the granting of the attachment order to the Alberta Court of Appeal.

        As of December 31, 2010, the Company had accrued C$1,359,000 for bonuses accrued and unpaid to the terminated employees. An additional C$964,000 was accrued in 2011. Although it is management's opinion that the ultimate resolution of the litigation arising as a result of this reorganization will not have a material effect on the financial position, results of operations, or liquidity of the Company, it is possible that this assessment could change by an amount that could be material. Due to the uncertainty surrounding the outcome of the litigation, including certain counter-claims made by the Company against the former employees, the Company is presently unable to determine a range of reasonably possible outcomes beyond the amounts presently accrued.

14. Subsequent Events

        On January 1, 2012 the Company redeemed 1,540 units of member Michael Tufte's ownership in TCPH for $100,000.

        In February 2012, the Company executed a Futures Risk-Based Margin Finance Agreement ("Margin Agreement") with ABN AMBRO Clearing Chicago, LLC and ABN AMBRO Clearing Bank, N.V., collectively ("ABN AMBRO"). The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit on which it pays a commitment fee of $35,000 per month. Any loans outstanding are payable on demand and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. The Margin Line is secured by all balances

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2011 and 2010

14. Subsequent Events (Continued)

in CEF's trading accounts with ABN AMBRO. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including certain financial tests.

        On February 20, 2012, the HTS Note was amended to accommodate the Margin Agreement as follows:

  •
  CEF may not draw more than $7,000,000 until the Note is paid in full;

  •
  CEF must maintain not less than $3,000,000 in its ABN AMBRO account;

  •
  The Company shall retain as capital all funds drawn under the Margin Agreement until the Note is paid in full;

  •
  The Company shall not distribute to its members, directly or indirectly, any of the proceeds of the Margin Agreement;

  •
  The Company shall maintain a separate accounting with respect to the withdrawal and use of funds; and

  •
  The maturity date of the Note was shortened by one year to October 1, 2013, and consequently, the Company shall make a balloon principal payment of $1,943,004 at maturity.

        On March 28, 2012, effective January 31, 2012, TCP sold certain financial rights, but not governance rights, to 496 new membership units to John O. Hanson, a third party, for a purchase price of $2,745,000, paid by conversion of certain notes payable to him. From the effective date to the redemption date, TCP shall make distributions to Mr. Hanson or his designee the sum of $45,000 per month. At any time prior to December 31, 2013, TCP may repurchase the units at any time for the sum of $2,745,000. If TCP does not repurchase the units prior to such date, Mr. Hanson may require Timothy S. Krieger, TCP's Chief Executive Officer, to repurchase the units on such date. In addition, should TCP default on its obligations to Mr. Hanson, payment of all specified amounts has been personally guaranteed by Mr. Krieger.

        The Company has evaluated subsequent events occurring through March 30, 2012, the date that the financial statements were available to be issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Set forth below are expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the FINRA filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$5,730
FINRA filing fee	none
Accounting fees and expenses	55,000
Blue Sky fees and expenses	50,000
Legal fees and expenses	375,000
Printing expenses	50,000
Trustee's fees and expenses	100,000
Miscellaneous	15,000

TOTAL	$650,730

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Minnesota law, a Minnesota limited liability company may eliminate or limit the personal liability of a governor of the limited liability company for monetary damages for breach of the governor's duty of care as a governor, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the governor believes to be contrary to the best interests of the company or its members or which reflect an absence of good faith on the governor's part, and the violation of good faith and fair dealing. The registrant's board of governors believes that such provisions have become commonplace among major companies and are beneficial in attracting and retaining qualified governors, and the registrant's member control agreement includes such provisions.

        The registrant's member control agreement also imposes a mandatory obligation upon the registrant to indemnify any governor or officer to the fullest extent authorized or permitted by law, including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

Reorganization

        On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization with TCP, CP, TCE, and each of TCPH's current members pursuant to which each current member of TCPH contributed all of his or its ownership interests in TCP, CP, and TCE to TCPH in exchange for TCPH issuing such member an ownership interest in TCPH (the "Reorganization"). The Reorganization became effective on December 31, 2011 and, as a result, TCPH became the sole member of each of TCP, CP, and TCE.

        The offer, sale and issuance of the securities in connection with the Reorganization were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of the registrant's securities acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued. There was no general solicitation in connection with the Reorganization, as securities of the registrant were only made available to the three members of TCP, CP, and TCE, and each of the recipients of securities had adequate access, through employment, business or other relationships, including ownership of our subsidiaries, to information about us.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits.    The exhibits listed below are filed as a part of this registration statement.

Exhibit Number		Description ("*" indicates compensatory plan or agreement.)
2.1		Agreement and Plan of Reorganization, dated November 14, 2011, as amended December 20, 2011***
3.1	(i)	Articles of Organization***
3.1	(ii)	Bylaws***
3.2		Member Control Agreement***
3.3		Buy/Sell Agreement***
4.1		Form of Indenture***
4.2		Form of Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1)***
4.3		Form of Note Confirmation
4.4	(i)	Form of Subscription Agreement
4.4	(ii)	Form of Subscription Agreement for investors from states with suitability standards
4.5		Paying Agent Agreement***
5.1		Opinion of Leonard, Street and Deinard Professional Association
10.1		Employment Agreement between the Company and Timothy Krieger(*)(***)
10.2		Employment Agreement between the Company and Keith Sperbeck(*)(***)
10.3		Employment Agreement between the Company and Stephanie Staska(*)(***)
10.4		Membership Unit Purchase Agreement between the Company and Michael Tufte***
10.5		Form of Indemnification Agreement between the Company and each of Timothy Krieger, David Johnson, Wiley H. Sharp III, Keith Sperbeck, Stephanie Staska, William Henneman, and William M. Goblirsch***
10.6		Form of Outsourcing Agreement, dated , 2012, between the Company and Redwater LLC
10.7		Office Lease, dated May 12, 2009 between Twin Cities Power, L.L.C. and Kenyon Holdings, LLC, as amended November 21, 2011***
10.8		Promissory Note, dated October 1, 2011, payable to Robert O. Schachter, HTS Capital, LLC and Clearwaters Capital, LLC***
10.9		Promissory Note, dated January 1, 2012, payable to Michael Tufte***
10.10		Loan Agreement, dated September 1, 2006, payable to John Hanson***
10.11		Loan Agreement, dated April 1, 2008, payable to John Hanson***

Exhibit Number	Description ("*" indicates compensatory plan or agreement.)
10.12	Note Payable, dated April 8, 2011, payable to John Hanson***
10.13	Loan Agreement, dated July 16, 2009, payable to Patrick Sunseri***
10.14	Acquisition Advisory Agreement, dated January 5, 2012, between Twin Cities Power, L.L.C. and Altus Financial Group LLC***
10.15	Joinder Agreement, dated December 23, 2011, and underlying Assignment of Financial Rights Agreements, each dated January 1, 2010***
10.16	Form of Trader Employment Agreement***
10.17	Corporate Guaranty, dated December 29, 2011, by the Company in favor of Midwest Independent Transmission System Operator, Inc.***
10.18	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Summit Energy, LLC)***
10.19	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Twin Cities Energy, LLC)***
10.20	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for TC Energy Trading, LLC)***
10.21	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Twin Cities Power, LLC)***
10.22	Guaranty, dated December 27, 2011, by the Company in favor of PJM Settlement, Inc. (for Cygnus Energy Futures, LLC)***
10.23	Consultant and Professional Services Agreement, dated March 8, 2012, between TCPH and Wiley H. Sharp III(*)(***)
10.24	Futures Risk-Based Margin Finance Agreement, dated January 2, 2012, between CEF and ABN AMRO***
10.25	Addendum to Promissory Note payable to Robert O. Schachter, HTS Capital, LLC and Clearwaters Capital, LLC***
10.26	Membership Unit Purchase Agreement, dated March 28, 2012, between Twin Cities Power, L.L.C. and John Hanson***
16	Letter from Cummings, Keegan & Co., PLLP regarding change in certifying accountant***
21	List of subsidiaries of the registrant***
23.1	Consent of Baker Tilly Virchow Krause, LLP
23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee

***
Previously filed.

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeville, State of Minnesota, on May 7, 2012.

Twin Cities Power Holdings, LLC
By:	/s/ TIMOTHY S. KRIEGER Timothy S. Krieger Chief Executive Officer and President

        Each person whose signature appears below appoints Timothy S. Krieger and Wiley H. Sharp III, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ TIMOTHY S. KRIEGER Timothy S. Krieger	Chairman of the Board of Governors, Chief Executive Officer and President (Principal Executive Officer)	May 7, 2012
/s/ WILEY H. SHARP III Wiley H. Sharp III	Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 7, 2012
/s/ DAVID B. JOHNSON David B. Johnson	Governor	May 7, 2012
/s/ WILLIAM P. HENNEMAN William P. Henneman	Governor	May 7, 2012
/s/ WILLIAM M. GOBLIRSCH William M. Goblirsch	Governor	May 7, 2012